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                        CNL HOSPITALITY PROPERTIES, INC.

                     Supplement No. 1, dated August 26, 1999
                        to Prospectus, dated June 4, 1999

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         This Supplement is part of, and should be read in conjunction with, the
Prospectus dated June 4, 1999. This Supplement replaces all prior Supplements to the Prospectus. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to proposed properties for which the Company has received initial commitments and as to the number and types of Properties acquired by the Company is presented as of August 11, 1999, and all references to commitments or Property acquisitions should be read in that context. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after August 11, 1999, will be reported in a subsequent Supplement.


                                  THE OFFERINGS

         Upon completion of its Initial Offering on June 17, 1999, the Company had received aggregate subscriptions for 15,007,264 Shares totalling $150,072,637 in Gross Proceeds, from 5,567 stockholders, including 7,264 Shares ($72,637) issued pursuant to the Reinvestment Plan. Following the completion of the Initial Offering, the Company commenced this offering of up to 27,500,000 Shares. As of August 11, 1999, the Company had received aggregate subscriptions for 18,863,490 Shares totalling $188,634,901 in Gross Proceeds, including 16,104 Shares ($161,040) issued pursuant to the Reinvestment Plan from its Initial Offering and this offering. As of August 11, 1999, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees and Organizational and Offering Expenses totalled approximately $168,399,000. The Company has used Net Offering Proceeds from the offerings to invest, directly or indirectly, approximately $63,098,200 in nine hotel Properties, to pay $6,320,000 as deposits on four additional hotel Properties, to redeem 3,000 Shares of Common Stock for $27,600 and to pay approximately $9,575,100 in Acquisition Fees and certain Acquisition Expenses, leaving approximately $89,378,000 available to invest in Properties and Mortgage Loans.


                             MANAGEMENT COMPENSATION

         For information concerning compensation and fees paid to the Advisor and its Affiliates since the date of inception of the Company, see "Certain Transactions."


                                    BUSINESS

GENERAL

         The following information updates and replaces the paragraph at the bottom of page 39, the table at the top of page 40 and the last full paragraph on page 40 of the Prospectus.

         The Company will invest Net Offering Proceeds in Properties of selected national and regional limited service, extended stay and full service Hotel Chains. The Company believes that attractive opportunities exist to acquire limited service, extended stay and full service hotels in urban and resort locations. According to Smith Travel Research, a leading provider of lodging industry statistical research, the hotel industry has been steadily improving its financial performance over the past eight consecutive years. Also according to Smith Travel Research, in 1998, the industry reached its highest absolute level of pre-tax profit in its history at approximately $21 billion.

                                 Pre-Tax Profits
                             of Hospitality Industry
                                  (in billions)

                    Year                         Profitability
                    ----                         -------------

                    1993                           $  2.4
                    1994                              5.5
                    1995                              8.5
                    1996                             12.5
                    1997                             17.0
                    1998                             20.9

         Source:  Smith Travel Research

         According to American Hotel & Motel Association data, in 1997, Americans traveling in the United States spent more than $1.38 billion per day, $57.4 million per hour and $955,800 per minute on travel and tourism. Total travel expenditures in the United States generated $481.5 billion in sales. In addition, there were 49,000 hotel properties which included over 3.8 million hotel rooms. Hotels are a vital part of travel and tourism. In the United States, the tourism industry, which globally is the world's largest industry, is currently ranked third behind auto sales and retail food sales. In terms of employment, the hotel industry supports over 7 million direct jobs, generating $18.93 billion in wages. According to Smith Travel Research data, United States lodging industry revenues reached over $93 billion in 1998.

PROPERTY ACQUISITIONS

         The   following   information   updates  and  replaces  the   "Property
Acquisitions" section of the Prospectus.

         Atlanta Portfolio. On July 31, 1998, the Company acquired two hotel Properties. The Properties are the Residence Inn(R) by Marriott(R) located in the Buckhead (Lenox Park) area of Atlanta, Georgia (the "Buckhead (Lenox Park) Property"), and the Residence Inn by Marriott located at Gwinnett Place in Duluth, Georgia (the "Gwinnett Place Property").

         The Company acquired the Buckhead (Lenox Park) Property for $15,731,414 from Buckhead Residence Associates, L.L.C. and the Gwinnett Place Property for $11,514,125 from Gwinnett Residence Associates, L.L.C. In connection with the purchase of the two Properties, the Company, as landlord, entered into two separate, long-term lease agreements. The tenant of the Buckhead (Lenox Park) and the Gwinnett Place Properties is the same unaffiliated tenant. The leases on both Properties are cross-defaulted. The general terms of the lease agreements are described in "Business -- Description of Property Leases." The principal features of the leases are as follows:

o The initial term of each lease expires in approximately 19 years, on August 31, 2017.

o At the end of the initial lease term, the tenant will have three consecutive renewal options of five years.

o The leases require minimum rent payments to the Company of $1,651,798 per year for the Buckhead (Lenox Park) Property and $1,208,983 per year for the Gwinnett Place Property.

o Minimum rent payments increased to $1,691,127 per year for the Buckhead (Lenox Park) Property and $1,237,768 per year for the Gwinnett Place Property after the first lease year.

o In addition to minimum rent, for each calendar year, the leases require percentage rent equal to 15% of the aggregate amount of all revenues combined, for the Buckhead (Lenox Park) and the Gwinnett Place Properties, in excess of $8,080,000.

o A security deposit equal to $819,000 for the Buckhead (Lenox Park) Property and $598,500 for the Gwinnett Place Property has been retained by the Company as security for the tenant's obligations under the leases.

o Management fees payable to Stormont Trice Management Corporation for operation of the Buckhead (Lenox Park) and Gwinnett Place Properties are subordinated to minimum rents due to the Company.

o The tenant of the Buckhead (Lenox Park) and Gwinnett Place Properties has established a reserve fund which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the hotel Properties (the "FF&E Reserve"). Deposits to the FF&E Reserve are made monthly as follows: 3% of gross receipts for the first lease year; 4% of gross receipts for the second lease year; and 5% of gross receipts every lease year thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to the Company as additional rent.

o Stormont Trice Corporation, Stormont Trice Development Corporation and Stormont Trice Management Corporation jointly and severally have guaranteed the obligations of the tenant under the leases for the Buckhead (Lenox Park) and the Gwinnett Place Properties combined. The guarantee terminates on the earlier of the end of the third lease year or at such time as the net operating income from the Buckhead (Lenox
         Park) and the Gwinnett Place Properties exceeds minimum rent due under the leases by 25% for any trailing 12 month period. The guarantee is equal to $2,835,000 for the first two years, and $1,197,000 for the third year.

         Pursuant to the purchase agreement in connection with the acquisition of the two Properties above, the Company may be required to make an additional payment of up to $1 million, contingent upon these Properties achieving certain gross earnings before interest, taxes, depreciation and amortization, as compared to the original purchase price pursuant to a formula during a 36 month period ending July 31, 2001. Rental income will be adjusted upward in accordance with the lease agreements for any such amount paid.

         The estimated  federal income tax basis of the  depreciable  portion of
the  Buckhead   (Lenox  Park)  Property  and  the  Gwinnett  Place  Property  is
approximately $14,700,000 and $11,100,000, respectively.

         The Buckhead (Lenox Park) Property and the Gwinnett Place Property are newly constructed hotels which commenced operations on August 7, 1997 and July 29, 1997, respectively. The Buckhead (Lenox Park) Property is situated in a 22 acre mixed-use development and has 150 guest suites. The Gwinnett Place Property is located 30 minutes from downtown Atlanta and has 132 guest suites. Other lodging facilities located in proximity to the Buckhead (Lenox Park) Property include an Embassy Suites, a Summerfield Suites, a Homewood Suites, an
Amerisuites, a Courtyard(R) by Marriott(R) and another Residence Inn by Marriott. Other lodging facilities located in proximity to the Gwinnett Place Property include a Courtyard by Marriott, an

Amerisuites, a Sumner Suites and a Hampton Inn. The average occupancy rate, the average daily room rate and the revenue per available room for the periods the hotels have been operational are as follows:

                       Buckhead (Lenox Park) Property                               Gwinnett Place Property
           --------------------------------------------------------     -------------------------------------------------
                   Average           Average              Revenue            Average           Average           Revenue
                  Occupancy         Daily Room         per Available        Occupancy         Daily Room      per Available
    Year             Rate              Rate                Room                Rate              Rate              Room
-------------    -------------    ---------------    ------------------    -------------     -------------    ---------------

        *1997         42.93%          $ 91.15               $39.13              39.08%           $85.97            $33.60
       **1998         75.20%            99.70                75.01              74.10%            87.36             64.73
      ***1999         80.10%           105.80                84.69              82.50%            88.30             72.83



* Data for the Buckhead (Lenox Park) Property represents the period August 7, 1997 through December 31, 1997 and data for the Gwinnett
         Place Property represents the period August 1, 1997 through December 31, 1997.
**       Data for 1998 represents the period January 1,  1998  through  December
         31, 1998.
***      Data for 1999 represents the period January 1,  1999  through  June 30,
         1999.

         The Company believes that the results achieved by the Properties for year-end 1997, are not indicative of their long-term operating potential, as both Properties had been open for less than six months during the reporting period. On a proforma basis, had the Company owned the Properties as of January 1, 1998, combined net operating income before subordinated management fees would have been 1.19 times base rent for the 12 months ended December 31, 1998. Actual combined net income before subordinated management fees for the period January 1, 1999 through June 30, 1999, was 1.33 times base rent.

         Western International Portfolio. In February 1999, the Company executed a series of agreements with Five Arrows Realty Securities II L.L.C. ("Five Arrows"), pursuant to which the Company and Five Arrows formed a jointly owned real estate investment trust, CNL Hotel Investors, Inc. ("Hotel Investors"), for the purpose of acquiring up to eight hotel Properties from various sellers affiliated with Western International (the "Hotels"). At the time the agreement was entered into, the eight Hotels (four Courtyard by Marriott hotels, three Residence Inn by Marriott hotels, and one Marriott Suites(R)) were either newly constructed or in various stages of completion. As of August 11, 1999, the Company had acquired an interest in seven of the eight Hotels and the remaining Hotel is expected to be acquired after completion of construction.

         The Advisor is also the advisor to Hotel Investors pursuant to a separate advisory agreement. However, in no event will the Company pay the Advisor fees, including the Company's pro rata portion of Hotel Investors' advisory fees, in excess of amounts payable under its Advisory Agreement. The Advisor entered into separate purchase agreements for each of the eight Hotels, which agreements included customary closing conditions, including inspection of and due diligence on the completed Properties. The aggregate purchase price of all eight Hotels, once the remaining Hotel under construction is acquired, will be approximately $184 million, excluding closing costs.

         In order to fund these purchases, Five Arrows committed to make an investment of up to $50.9 million in Hotel Investors. The Company committed to make an investment of up to $40 million in Hotel Investors, which investment has been and will be made through one of the Company's wholly owned subsidiaries, CNL Hospitality Partners, LP ("Hospitality Partners"). Hotel Investors expected to fund the remaining amount of approximately $96.6 million with permanent financing from Jefferson-Pilot Life Insurance Company, secured by Hotel Investors' interests in the properties (the "Hotel Investors Loan").

         In return for their respective funding commitments, Five Arrows received a 51% common stock interest and Hospitality Partners received a 49% common stock interest in Hotel Investors. As funds are continually advanced to Hotel Investors, Five Arrows will receive up to 50,886 shares of Hotel Investors' 8% Class A cumulative, preferred stock ("Class A Preferred Stock"), and Hospitality Partners will receive up to 39,982 shares of Hotel Investors' 9.76% Class B cumulative, preferred stock ("Class B Preferred Stock"). The Class A Preferred Stock is exchangeable upon demand into Common Stock of the Company, as determined pursuant to a formula that is intended to make the conversion not dilutive to funds from operations (based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts which means net earnings determined in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures) per share of the Company's common stock.

         On February 25, 1999, Hotel Investors purchased four of the eight Hotels for an aggregate purchase price of approximately $90 million (the "Initial Hotels") and paid $10 million as a deposit on the four remaining Hotels. The Initial Hotels are the Courtyard by Marriott located in Plano, Texas (the "Legacy Park Property"), the Marriott Suites located in Dallas, Texas (the "Market Center Property"), the Residence Inn by Marriott located in Las Vegas, Nevada (the "Hughes Center Property") and the Residence Inn by Marriott located in Plano, Texas (the "Dallas Plano Property"). On June 16, 1999, Hotel Investors purchased three additional Hotels of the eight Hotels (the "Additional Hotels") for an aggregate purchase price of approximately $77 million. The Additional Hotels are the Courtyard by Marriott located in Scottsdale, Arizona (the "Scottsdale Downtown Property"), the Courtyard by Marriott located in Seattle, Washington (the "Lake Union Property") and the Residence Inn by Marriott located in Phoenix, Arizona (the "Phoenix Airport Property"). Hotel Investors applied $7 million of the $10 million deposit toward the acquisition of the Additional Hotels. As a result of these purchases and the deposit, Five Arrows has funded approximately $48 million of its commitment and purchased 48,337 shares of Class A Preferred Stock and the Company has funded approximately $38 million of its commitment to Hotel Investors and purchased 37,979 shares of Class B Preferred Stock. Hotel Investors has obtained advances totalling approximately $88 million relating to the Hotel Investors Loan in order to facilitate the acquisition of the Initial Hotels and the Additional Hotels (the "Seven Hotels"). Hotel Investors intends to use the remaining committed capital contributions from Five Arrows and the Company, and proceeds from the Hotel Investors Loan proportionately to fund the remaining Property acquisition.

         Five Arrows also committed to invest up to $15 million in the Company through the purchase of Common Stock pursuant to the Company's Initial Offering and this offering, the proceeds of which have been and will be used by the Company to fund approximately 38% of its funding commitment to Hotel Investors. As of February 24, 1999, Five Arrows had invested $9,297,056 in the Company. Due to the stock ownership limitations specified in the Company's Articles of Incorporation at the time of Five Arrows' initial investment, $5,612,311 was invested in the Company's Common Stock through the purchase of 590,770 Shares and $3,684,745 was advanced to the Company as a convertible loan, bearing an interest rate of eight percent. Due to additional subscription proceeds received from February 24, 1999 to April 30, 1999, the loan was converted to 387,868 Shares of the Company's Common Stock on April 30, 1999. On June 17, 1999, Five Arrows invested an additional $4,952,566 through the purchase of 521,322 Shares of Common Stock. Therefore, as of June 30, 1999, Five Arrows had invested $14,249,622 of its $15 million commitment in the Company. In addition to the above investments, Five Arrows has purchased a 10% interest in the Advisor. In connection with Five Arrows' commitment to invest $15 million in the Company, the Advisor and certain Affiliates have agreed to waive certain fees otherwise payable to them by the Company.

         Cash flow from operations of Hotel Investors is distributed first to Five Arrows with respect to dividends payable on the Class A Preferred Stock. Such dividends are calculated based on Five Arrows' "special investment amount" which is $1,294.78 per share, representing the sum of its investment in Hotel Investors and its $15 million investment in the Company on a per share basis, adjusted for any distributions received from the Company. Then, cash flow from operations is distributed to the Company with respect to its Class B Preferred Stock. Next, cash flow is distributed to 100 CNL Group, Inc. and subsidiaries' associates who each own one share of Class C preferred stock in Hotel Investors, to provide a quarterly, cumulative, compounded 8% return. All remaining cash flow from operations is distributed pro rata with respect to the interest in the common shares.

         Hotel Investors acquired the Legacy Park Property for $12,694,000 from PLC Hotel Property, Ltd., the Market Center Property for $32,973,000 from Marcen Property, Ltd., the Hughes Center Property for $33,097,000 from LVHC Hotel
Property, Ltd., the Dallas Plano Property for $11,684,000 from PLR1 Hotel Property, Ltd, the Scottsdale Downtown Property for $19,614,216 from SAHD Property, LP, the Lake Union

Property for $35,801,212 from Westlake Hotel Property, LP and the Phoenix Airport Property for $21,351,707 from APRI Hotel Property, LP. In connection with the purchase of the Seven Hotels, Hotel Investors, as lessor, entered into seven separate, long-term lease agreements. The lessee of the Seven Hotels is the same unaffiliated lessee. The leases on all seven Properties are cross-defaulted. The general terms of the lease agreements are described in the section of the Prospectus entitled "Business -- Description of Property Leases." The principal features of the leases are as follows:

o The initial term of each lease expires in approximately 20 years, on December 28, 2018.

o At the end of the initial lease term, the tenant will have three consecutive renewal options of fifteen years.

o        The leases require minimum rent payments as follows.

                                                      Minimum Annual Rent
                                               ---------------------------------
                                                                   Year 2 and
                     Property                     Year 1           Thereafter
            -------------------------------    -----------        -------------

            Legacy Park Property                $1,308,673          $1,341,390
            Market Center Property               3,399,319           3,484,302
            Hughes Center Property               3,412,068           3,497,369
            Dallas Plano Property                1,204,485           1,234,597
            Scottsdale Downtown Property         2,022,084           2,072,636
            Lake Union Property                  3,690,847           3,783,118
            Phoenix Airport Property             2,201,207           2,256,237

o In addition to minimum rent, for lease years one and two, the leases require percentage rent equal to 7.75% of the aggregate amount of all room revenues combined, for the Seven Hotels, in excess of a combined threshold of $47,540. For lease year three and thereafter, the leases require percentage rent equal to 7.75% of the aggregate amount of all room revenues combined, for the Seven Hotels, in excess of lease year two actual room revenues.

o The tenant of the Seven Hotels has established a FF&E Reserve which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the hotel Properties. Deposits to the FF&E Reserve are made once every four weeks as follows: (i) for the Legacy Park, Hughes Center, Dallas Plano, Scottsdale Downtown, Lake Union and Phoenix Airport Properties, 1% of gross receipts for the first lease year; 3% of gross receipts for the second lease year; and 5% of gross receipts every lease year thereafter and (ii) for the Market Center Property, 1% of gross receipts for the first lease year; 2% of gross receipts for the second lease year; 3% of gross receipts for the third through fifth lease years; 4% of gross receipts for the sixth through tenth lease years; and 5% of gross receipts for the eleventh lease year and thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to Hotel Investors.

o The tenant under each lease is required to maintain, for up to three years from the commencement of the last lease for the Hotels to be executed (but the period will in no event end earlier than December 31, 2003), a liquid net worth equal to a minimum amount (the "Net Worth Requirement"), which may be used solely to make payments under the leases. The Net Worth Requirement may be reduced after twelve months to the extent by which payment of rent exceeds cash available for lease payments (gross revenues less property expenses) derived from the leased Hotels during the one-year period. In addition, providing that all of the Hotels have been opened for one year, the Net Worth Requirement will terminate at such time that cash available for lease payments for all of the leased Hotels equals 125% of total minimum rent due under the leases for 12 consecutive months; or that the lease is terminated pursuant to its terms (other than for an event of default).

         The estimated federal income tax basis of the depreciable portion of the Seven Hotels is as follows.

                   Legacy Park Property                 $11,200,000
                   Market Center Property                30,500,000
                   Hughes Center Property                29,700,000
                   Dallas Plano Property                 10,400,000
                   Scottsdale Downtown Property          16,900,000
                   Lake Union Property                   29,300,000
                   Phoenix Airport Property              19,300,000

         Each of the Seven Hotels is a newly constructed hotel which recently commenced operations. The Legacy Park Property is located approximately 25 miles north of the city of Dallas and has 153 guest rooms and five suites. The Market Center Property is approximately two miles northwest of the Dallas central business district and has 266 guest suites. The Dallas Plano Property is located approximately 25 miles north of the city of Dallas and has 126 guest suites. According to Hospitality Valuation Services (HVS) data, Dallas has more than 200 planned industrial districts and is home to over 250 insurance companies and many major oil companies. Since 1996, more than 20 regional and national companies have relocated to or completed expansions in the area. Other lodging facilities located in proximity to the Legacy Park Property include a Hampton Inn, a Fairfield Inn(R) by Marriott(R), a LaQuinta Inn & Suites and another Courtyard by Marriott. Other lodging facilities located in proximity to the Market Center Property include a Renaissance(R) Hotel, an Embassy Suites, a Sheraton Suites, a Wyndham Garden Hotel and a Courtyard by Marriott. Other lodging facilities located in proximity to the Dallas Plano Property include a Homewood Suites, a Bradford Suites, a Mainstay Suites, a La Quinta Inn & Suites, a Courtyard by Marriott and another Residence Inn by Marriott.

         The Hughes Center Property is in a commercial park located east of the Las Vegas strip and has 256 guest suites. According to HVS data, in 1998, Las Vegas hosted approximately 4,000 conventions with more than 3.3 million people in attendance. The 1998 economic impact of conventions was an estimated $4.2 billion. In addition, Las Vegas is known a the "Entertainment Capital of the World," drawing more than 30 million visitors in 1998 and generating a 1998 hotel occupancy rate of 85.8% compared to the United States national average occupancy rate of 64%. Other lodging facilities located in proximity to the Hughes Center Property include an AmeriSuites, a Hawthorn Suites and another Residence Inn by Marriott.

         The Scottsdale Downtown Property is located approximately 15 miles northeast of Phoenix Sky Harbor International Airport and has 176 guest rooms and four suites. The Phoenix Airport Property is located approximately three miles north of Phoenix Sky Harbor International Airport and has 200 guest suites. According to VHS data, Arizona is one of the top two fastest growing states in the nation, second only to the state of Nevada. Phoenix is the fifteenth largest metropolis in the United States. Due to its location and climate, Phoenix has become a convention destination with more than 347,238 room nights booked in 1998. Other lodging facilities located in proximity to the Scottsdale Downtown Property include a Hampton Inn, a Fairfield Inn by Marriott, a Holiday Inn, a Comfort Suites, a Quality Suites, a Days Inn and a Ramada. Other lodging facilities located in proximity to the Phoenix Airport Property include a Double Tree Suites, an Embassy Suites, an Embassy Suites West, a Wyndham Garden Hotel and a Holiday Inn Select.

         The Lake Union Property is in downtown Seattle, near the University district and the Seattle Center area and has 248 guest rooms and two suites. According to VHS data, computer and electronic jobs in Seattle have grown by 300 percent in the past 20 years. Other lodging facilities located in proximity to the Lake Union Property include a Residence Inn by Marriott, a Hampton Inn & Suites, a Cavanaugh's Inn, a Warwick Hotel, a Mayflower and a Roosevelt Hotel.

         Since the Seven Hotels are newly constructed properties, limited operating history is available. Of the Seven Hotels, the Hughes Center Property and the Dallas Plano Property were the earliest to commence operations, in
October 1998. Based on information provided to the Company by Western International for the period ended December 31, 1998, the hotels located on these Properties generated gross operating profits of

$690,000 and $188,000, respectively, which resulted in net operating profits (earnings before interest, taxes and depreciation) of $394,000 and $55,000 respectively. The average occupancy rate, the average daily room rate and the revenue per available room for the periods the hotels have been operational are as follows:

                                                    Average             Average              Revenue
                                                   Occupancy          Daily Room               per
                 Property              Year           Rate               Rate             Available Room
    -----------------------------   ----------    -------------      --------------     -------------------

    Legacy Park Property              *1998            8.20%              $45.28                $ 3.70
                                     **1999           55.90%               95.54                 53.41

    Market Center Property            *1998           37.90%             $100.95               $ 38.26
                                     **1999           73.30%              118.18                 86.63

    Hughes Center Property            *1998           47.30%             $107.86               $ 51.00
                                     **1999           73.10%              100.92                 73.77

    Dallas Plano Property             *1998           46.70%              $88.79               $ 41.47
                                     **1999           58.90%               83.95                 49.45

    Scottsdale Downtown Property     **1999           20.10%              $57.96               $ 11.65

    Lake Union Property              **1999           57.60%             $114.33               $ 65.85

    Phoenix Airport Property         **1999           32.00%              $73.30               $ 23.46

* Data for the Legacy Park Property represents the period December 23, 1998 through January 1, 1999, data for the Market Center Property represents the period November 11, 1998 through January 1, 1999, data for the Hughes Center Property represents the period October 1, 1998 through January 1, 1999 and data for the Dallas Plano Property represents the period October 12, 1998 through January 1, 1999.

** Data for the Legacy Park, Market Center, Hughes Center and Dallas Plano Properties represents the period January 2, 1999 through July 16, 1999, and data for the Scottsdale Downtown, Lake Union and Phoenix Airport Properties represents the period May 22, 1999 through July 16, 1999.

         The Company believes that the results achieved by the Seven Hotels, as shown in the table above, are not indicative of their long-term operating potential since they each had been open for three months or less than one year during the reporting period.

         Marriott Brands. The brands, Residence Inn by Marriott, Courtyard by Marriott and Marriott Hotels, Resorts and Suites(R) are part of Marriott International's portfolio of brands. According to data obtained in February 1999 from Marriott's Market Planning & Feasibility department, Marriott International is one of the world's leading hospitality companies, managing the most hotels worldwide, and is ranked as the sixth largest hotel company overall by brand (based on number of rooms in 1997). According to Marriott data, as of January 1999, Marriott International had more than 1,800 units (or properties), for an aggregate of more than 325,000 rooms worldwide. Although Marriott International has entered into a management agreement relating to the Seven Hotels, it has not guaranteed the payments due under the leases.

         Each Residence Inn by Marriott hotel typically offers daily complimentary breakfast and newspaper, an evening hospitality hour, a swimming pool, heated whirlpool and Sport Court(R). Guest suites provide in-room modem jacks, separate living and sleeping areas and a fully equipped kitchen with appliances and cooking utensils. According to Marriott, as of January 1999, there were over 294 Residence Inn by Marriott hotels in the United States and four in Canada and Mexico. With a usage rate of more than 83% among extended stay chains, Residence Inn by Marriott is the top U.S. extended stay lodging brand, appealing to travelers who need a room for five or more consecutive nights, according to data obtained in February 1999 from Marriott's Marketing Planning & Feasibility department.

         Each Courtyard by Marriott features a residential atmosphere, a restaurant, lounge, meeting space, exercise room and swimming pool. According to data obtained in February 1999 from Marriott's Marketing Planning & Feasibility department, Courtyard by Marriott is a leading moderate price lodging chain featuring a residential atmosphere. According to Marriott, as of January 1999, there were more than 415 Courtyard by Marriott hotels across the United States, Canada and abroad.

         Marriott Hotels, Resorts and Suites is Marriott International's flagship brand of upscale, full-service hotels and resorts. Each of the Marriott Hotels, Resorts and Suites features multiple restaurants and lounges, health club, swimming pool, gift shop, concierge level, business center and meeting facilities. According to Marriott, as of January 1999, there were over 351 Marriott Hotels, Resorts and Suites worldwide.

         In connection with the acquisition of certain of the Properties, the Company and Hotel Investors have entered into agreements with Marriott International or one of its affiliates. Among other things, these agreements require under certain circumstances that the Company or Hotel Investors obtain the consent of, or offer the Property to, Marriott International or one of its affiliates in the event that the Company or Hotel Investors wishes to sell the Property to a third party. The Company believes that these agreements and the terms thereof are consistent with standard practices in the hospitality industry.

PENDING INVESTMENTS

         The   following   information   updates  and   replaces   the  "Pending
Investments" section of the Prospectus.

         As of August 11, 1999, the Company had initial commitments to acquire, directly or indirectly, four hotel properties. These Properties are two Courtyards by Marriott, one located in Orlando, Florida, and one located in Addison, Texas, one Fairfield Inn by Marriott located in Orlando, Florida and one SpringHill Suites located in Orlando, Florida. The acquisition of each of these properties is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by the Company. If acquired, the leases of these properties are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled "Business -- Description of Property Leases." In order to acquire all of these properties, the Company must obtain additional funds through the receipt of additional offering proceeds and/or debt financing.

         Leases. Set forth below are summarized terms expected to apply to the leases for each of the properties. More detailed information relating to a property and its related lease will be provided at such time, if any, as the property is acquired.



                                   Estimated
                                    Purchase        Lease Term and              Minimum Annual
Property                              Price         Renewal Options                  Rent                      Percentage Rent
--------                            ---------       ---------------             --------------                 ---------------
Courtyard by Marriott                  (2)      15 years; two ten-year      10% of the Company's        for each lease year after
Orlando, FL (1)                                 renewal options             total cost to purchase      the second lease year, 7%
(the "Courtyard Little Lake Bryan                                           the property                of revenues in excess of
Property")                                                                                              revenues for the second
Hotel under construction                                                                                lease year

Fairfield Inn by Marriott              (2)      15 years; two ten-year      10% of the Company's        for each lease year after
Orlando, FL (1)                                 renewal options             total cost to purchase      the second lease year, 7%
(the "Fairfield Inn Little Lake                                             the property                of revenues in excess of
Bryan Property")                                                                                        revenues for the second
Hotel under construction                                                                                lease year

SpringHill Suites by Marriott          (2)      15 years; two ten-year      10% of the Company's        for each lease year after
Orlando, FL (1)                                 renewal options             total cost to purchase      the second lease year, 7%
(the "SpringHill Suites Little                                              the property                of revenues in excess of
Lake Bryan Property")                                                                                   revenues for the second
Hotel under construction                                                                                lease year

Courtyard by Marriott               $17,085,000  approximately 20 years;   10.309% of the total cost   for the first and second
Addison, TX (3)(4)(5)                            three 15-year renewal     to purchase the Property;   lease years, 7.75% of room
(the "Courtyard Addison                          options                   increases to 10.567%        revenues in excess of the
Property")                                                                 after the first lease year  second year pro forma
Hotel under construction                                                                               revenues; and for the third
                                                                                                       lease year and thereafter,
                                                                                                       7.75% of room revenues in
                                                                                                       excess of the second year
                                                                                                       actual revenues




------------------------------------

FOOTNOTES:

(1)      The leases for the  Courtyard  Little Lake  Bryan,  the  Fairfield  Inn
         Little  Lake  Bryan  and  the  SpringHill   Suites  Little  Lake  Bryan
         Properties are expected to be with the same unaffiliated lessee.

(2) The anticipated aggregate purchase price for the Courtyard Little Lake Bryan, Fairfield Inn Little Lake Bryan and SpringHill Suites Little Lake Bryan Properties is approximately $100 million.

(3) The Company, together with an institutional investor, will indirectly acquire this hotel property (in addition to the Seven Hotels) through Hotel Investors. (See "Property Acquisitions" above.)

(4) In connection with the acquisition of this property, Hotel Investors is expected to obtain approximately $8,776,000 in long-term, permanent financing to be used to fund a portion of the purchase price. Such financing will be secured by the property, bear interest at a market rate and be nonrecourse to Hotel Investors. (See "Property Acquisitions" above.)

(5) In connection with the acquisition of this hotel property (in addition to the Seven Hotels), an investment of $15,000,000 in the Company and the acquisition of a ten percent interest in the Advisor by the institutional investor, the Advisor and certain of its Affiliates have waived or reduced certain fees otherwise payable by the Company. (See "Property Acquisitions" above.) In connection with these transactions, Hotel Investors paid the advisor of the institutional investor a commitment fee.

         Little Lake Bryan. Three of the Properties are located in Little Lake Bryan, a 300-acre community planned by The Little Lake Bryan Company. Included in the proposed acquisition are a 314-room Courtyard by Marriott, a 389-room Fairfield Inn by Marriott and a 398-room SpringHill Suites(TM) by Marriott(R) (formerly Fairfield Suites(R) by Marriott(R)). The hotels are being developed by Marriott International, Inc. with completion scheduled for the year 2000. The community is less than five miles from the WALT DISNEY WORLD(R) Resort and less than ten miles from SeaWorld(R) Orlando, Universal Studios Escape(R) and the Orange County Convention Center.

         As shown below, the lodging market in the Lake Buena Vista area averaged 77% occupancy and an average daily room rate of $121 for 1998. The Lake Buena Vista lodging market also achieved a 9.6% growth in room demand on a compounded annual basis over the last ten years. The following table reflects the hotel occupancy rates and daily room rates for hotels in the Orlando area:

                                        ORLANDO AREA HOTEL OCCUPANCY RATES
                                           AND AVERAGE DAILY ROOM RATES

                                 ORLANDO                                      LAKE BUENA VISTA*
                                          AVERAGE DAILY                                     AVERAGE DAILY
  YEAR              OCCUPANCY RATE           ROOM RATE                OCCUPANCY RATE           ROOM RATE
-----------      -------------------    -------------------         -----------------     -------------------

 1993                    72.2%                 $64.61                     74.7%                  $103.09
 1994                    71.3%                  65.85                     76.3%                   100.26
 1995                    74.6%                  68.55                     80.3%                    96.99
 1996                    80.1%                  73.04                     82.5%                   104.65
 1997                    78.7%                  80.99                     80.2%                   116.18
 1998                    74.7%                  84.64                     76.9%                   121.48

* Little Lake Bryan is part of the Lake Buena Vista market area.

Source:  Smith Travel Research

         According to the Orlando/Orange County Convention & Visitors Bureau 1998 Research report, Central Florida is one of the top five travel destinations in the United States and leisure travel to Orlando continues to grow. The number of domestic non-Florida leisure travelers visiting Orlando in 1997 increased 16.1% over 1996. In 1997, Universal Studios Escape(R) drew an estimated 8.9 million visitors and SeaWorld(R) Orlando had an estimated 4.9 million visitors. Area attractions continue to grow with new developments.

         In addition, according to the Orlando/Orange County Convention & Visitors Bureau 1998 Research report, visitor arrivals at Orlando International Airport increased from approximately 21,500,000 passengers in 1993, to 27,300,000 passengers in 1997. The number of domestic non-Florida business travelers during 1997 increased 22.1% over 1996. In addition, more than six million international visitors arrived in Florida in 1997, for a national market share of 25.1%. The Orlando area claimed 11.5% of the national market share. On average, international visitors spent $800 per person/per trip, excluding airfare, while visiting Orlando in 1997.

         The Orange County Convention Center recently completed a new phase of development. With 1.1 million square feet of exhibition space, an independent study ranked the center as number two in the nation for continuous exhibition space. The following table reflects the number of events which took place at the Orange County Convention Center between 1994 and 1998 and attendance levels for those events:

                            ORANGE COUNTY CONVENTION
                                CENTER ATTENDANCE

             Year               Number of Events        Attendance
             ----               ----------------        ----------

             1994                     188                  705,824
             1995                     168                  700,429
             1996                     240                1,017,679
             1997                     260                  930,219
             1998                     244                  967,363

Source:  Orlando/Orange County CVB

         Western International. The remaining hotel property which the Company has an initial commitment to acquire an interest, is a 176-room Courtyard by Marriott, located in Addison, Texas, a northern suburb of Dallas, in close proximity to high-rise office buildings, retail centers and restaurants.
According to HVA data, Addison has a daytime office population of more than 100,000 people.

         Marriott Brands. Fairfield Inn by Marriott is an economy lodging brand appealing to both business and leisure travelers. According to Marriott, as of January 1999, there are more than 376 Fairfield Inn by Marriott hotels in 47 states.

         SpringHill Suites by Marriott is Marriott's new, moderately priced, all-suite lodging brand, with guest suites that are up to 25 percent larger than standard hotel rooms. All SpringHill Suites feature a complimentary continental breakfast, indoor swimming pool and exercise room. According to Marriott, as of January 1999, SpringHill Suites by Marriott is projected to grow to 115 properties by 2002.

         The following chart provides additional information on systemwide occupancy levels for Marriott lodging brands:

                          Total Occupancy Rate for 1998
                          Marriott Brand as Compared to
                              U.S. Lodging Industry

                                                        Occupancy Rate
                                                        --------------

             U.S. Lodging Industry                          64.0%
             Courtyard by Marriott                          77.6%
             Fairfield Inn by Marriott                      72.4%
             Marriott Hotels, Resorts and Suites            75.9%
             Residence Inn by Marriott                      80.6%

           Source: Smith Travel Research (U.S.Lodging Industry only) and Marriott International, Inc. 1998 Form 10-K


                             SELECTED FINANCIAL DATA

         The following table sets forth certain financial information for the Company, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included in Appendix B.

                                           Six Months Ended
                                  June 30, 1999      June 30, 1998                   Year Ended December 31,
                                   (Unaudited)       (Unaudited)             1998              1997 (1)       1996 (2)
                                ----------------- -----------------    ----------------    ------------   ------------


Revenues                               $3,420,429         $371,159          $1,955,461  $     46,071        $     -
Net earnings                            1,892,529          201,973             958,939        22,852              -
Cash distributions declared (3)         3,052,616          257,086           1,168,145        29,776              -
Funds from operations (4)               2,870,479          201,973           1,343,105        22,852              -
Earnings per Share
   Basic and Diluted                         0.20             0.11                0.40          0.03              -
Cash distributions declared per Share        0.36             0.15                0.46          0.05              -
Weighted average number of Shares
   outstanding (5)                      9,391,870        1,820,362           2,402,344       686,063              -


                                     June 30, 1999       June 30, 1998                   December 31,
                                     (Unaudited)         (Unaudited)          1998          1997             1996
                                  -----------------   -----------------    ------------  -----------      -----------

   Total assets                      $141,107,865         $20,332,910       $48,856,690   $9,443,476       $598,190
   Total stockholders' equity         138,605,679          20,240,660        37,116,491    9,233,917        200,000


(1) No operations commenced until the Company received minimum offering proceeds and funds were released from escrow on October 15, 1997.

(2) Selected financial data for 1996 represents the period June 12, 1996 (date of inception) through December 31, 1996.

(3) Cash distributions are declared by the Board of Directors and generally are based on various factors, including cash available from operations. Approximately 52%, 40%, 18% and 23% of cash distributions for the six months ended June 30, 1999 and 1998, and the years ended December 31, 1998 and 1997, respectively, represent a return of capital in accordance with generally accepted accounting principles ("GAAP"). Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net earnings on a GAAP basis, including deductions for depreciation expense. The Company has not treated such amount as a return of capital for purposes of calculating Invested Capital and the Stockholders' 8% Return.

(4) Funds from operations ("FFO"), based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") and as used herein, means net earnings determined in accordance with GAAP, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net earnings), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net earnings determined in accordance with GAAP as an indication of the Company's operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Company's ability to make distributions. Accordingly, the Company believes that in order to facilitate a clear understanding of the historical operating results of the Company, FFO should be considered in conjunction with the Company's net earnings and cash flows as reported in the accompanying financial statements and notes thereto. See Appendix B-- Financial Information included in this Prospectus Supplement and in the Prospectus.

(5) The weighted average number of Shares outstanding is based upon the period the Company was operational.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following information should be read in conjunction with the section of the Prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The following information, including, without limitation, the Year 2000 Compliance disclosure, that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following: changes in general economic conditions, changes in local and national real estate conditions, continued availability of proceeds from the Company's offering, the ability of the Company to obtain permanent financing on satisfactory terms, the ability of the Company to identify suitable investments, the ability of the Company to locate suitable tenants for its Properties and borrowers for its Mortgage Loans and Secured Equipment Leases, and the ability of such tenants and borrowers to make payments under their respective leases, Mortgage Loans or Secured Equipment Leases.

         The Company is a Maryland corporation that was organized on June 12, 1996. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are wholly owned subsidiaries of CNL Hospitality Properties, Inc., organized in Delaware in June 1998. CNL Hospitality Partners, LP is a Delaware limited partnership formed in June 1998. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are the general and limited partners, respectively, of CNL Hospitality Partners, LP. The term "Company" includes, unless the context otherwise requires, CNL Hospitality Properties, Inc., CNL Hospitality Partners, LP, CNL Hospitality GP Corp. and CNL Hospitality LP Corp.

         The Company was formed to acquire Properties located across the United States to be leased on a long-term, "triple-net" basis to operators of selected national and regional limited service, extended stay and full service Hotel Chains. The Company may also provide Mortgage Loans and Secured Equipment Leases to operators of Hotel Chains. Secured Equipment Leases will be funded from the proceeds of financing to be obtained by the Company. The aggregate outstanding principal amount of Secured Equipment Leases will not exceed 10% of gross proceeds from the Company's offerings of Shares of Common Stock.

LIQUIDITY AND CAPITAL RESOURCES

         On July 9, 1997, the Company commenced its Initial Offering of Shares of Common Stock. Upon completion of the Initial Offering on June 17, 1999, the Company had received aggregate subscriptions for 15,007,264 Shares totalling $150,072,637 in Gross Proceeds, including $72,637 (7,264 Shares) through the Company's Reinvestment Plan. Following the completion of its Initial Offering, the Company commenced this offering of up to 27,500,000 Shares of Common Stock ($275,000,000). Of the 27,500,000 Shares of Common Stock offered, 2,500,000 are available only to stockholders purchasing Shares through the Reinvestment Plan. As of June 30, 1999, the Company had received subscriptions for 765,776 Shares totalling $7,657,757 in Gross Proceeds from this offering, including $88,403 (8,840 Shares) through the Company's Reinvestment Plan. The price per Share and the other terms of this offering, including the percentage of gross proceeds payable (i) to the Managing Dealer for Selling Commissions and expenses in connection with the offering and (ii) to the Advisor for Acquisition Fees, are substantially the same as those for the Initial Offering.

         As of August 11, 1999, the Company had received aggregate subscriptions for 18,863,490 Shares totalling $188,634,901 in Gross Proceeds from its Initial Offering and this offering, including $161,040 (16,104 Shares) through the Reinvestment Plan. As of August 11, 1999, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees and Organizational and Offering Expenses totalled approximately $168,399,000. The Company has used net proceeds from the offerings to invest, directly or indirectly, approximately $63,098,200 in nine hotel Properties, to pay $6,320,000 as deposits on four additional hotel Properties, to redeem 3,000 Shares of Common Stock for $27,600 and to pay approximately $9,575,100 in Acquisition Fees and certain Acquisition Expenses, leaving approximately $89,378,000 available for investment in Properties and Mortgage Loans.

         The Company expects to use net proceeds it has received from its Initial Offering and this offering, plus any additional net proceeds from the sale of Shares in this offering, to purchase additional Properties and, to a lesser extent, make Mortgage Loans. See the section of the Prospectus entitled "Investment Objectives and Policies." In addition, the Company intends to borrow money to acquire Assets and to pay certain related fees. The Company intends to encumber Assets in connection with such borrowing. The Company currently has a $30,000,000 initial Line of Credit, as described below, and plans to obtain one or more revolving Lines of Credit in an aggregate amount up to $100,000,000 and may, in addition, also obtain Permanent Financing. The Lines of Credit may be repaid with offering proceeds, working capital or Permanent Financing. Although the Board of Directors anticipates that the Lines of Credit will be in an amount up to $100,000,000 and that the aggregate amount of any Permanent Financing will not exceed 30% of the Company's total assets, the maximum amount the Company may borrow, absent a satisfactory showing that a higher level of borrowing is appropriate as approved by a majority of the Independent Directors, is 300% of the Company's Net Assets.

         On July 31, 1998, the Company entered into an initial Line of Credit and security agreement with a bank to be used by the Company to acquire hotel Properties. The initial Line of Credit provides that the Company will be able to receive advances of up to $30,000,000 until July 30, 2003, with an annual review to be performed by the bank to indicate that there has been no substantial deterioration, as determined by the bank in its reasonable discretion, of the credit quality. Interest expense on each advance shall be payable monthly, with all unpaid interest and principal due no later than five years from the date of the advance. Advances under the Line of Credit will bear interest at either (i) a rate per annum equal to 318 basis points above the London Interbank Offered Rate (LIBOR) or (ii) a rate per annum equal to 30 basis points above the bank's base rate, whichever the Company selects at the time advances are made. In addition, a fee of 0.5% per advance will be due and payable to the bank on funds as advanced. Each advance made under the Line of Credit will be collateralized by an assignment of rents and leases. In addition, the Line of Credit provides that the Company will not be able to further encumber the applicable hotel Property during the term of the advance without the bank's consent. The Company will be required, at each closing, to pay all costs, fees and expenses arising in connection with the Line of Credit. The Company must also pay the bank's attorney's fees, subject to a maximum cap, incurred in connection with the Line of Credit and each advance. As of August 11, 1999, the Company obtained and repaid three advances totalling $9,600,000 relating to the Line of Credit. In connection with the Line of Credit, the Company incurred a commitment fee, legal fees and closing costs of $93,596. The proceeds were used in connection with the purchase of two hotel Properties and the commitment to acquire three additional Properties. The Company has not yet received a commitment for any Permanent Financing and there is no assurance that the Company will obtain any Permanent Financing on satisfactory terms.

         At the Company's annual meeting of stockholders held on May 12, 1999, the stockholders approved an amendment to the Company's Amended and Restated Articles of Incorporation proposed by the Board of Directors to expand the class of investors for whom they are authorized to waive the common and preferred share ownership limitation under certain circumstances. On May 26, 1999, this amendment became effective. The Board of Directors believes that this will allow the Company to take better advantage of investments that are in the best interest of the Company.

         In February 1999, the Company executed a series of agreements with Five Arrows pursuant to which the Company and Five Arrows formed a jointly owned real estate investment trust, Hotel Investors, for the purpose of acquiring up to eight Hotels. At the time the agreement was entered into, the eight Hotels (four Courtyard by Marriott hotels, three Residence Inn by Marriott hotels, and one Marriott Suites) were either newly constructed or in various stages of completion. As of June 30, 1999, the Company had acquired an interest in seven of the eight Hotels and the remaining Hotel is expected to be acquired after completion of construction.

         The Advisor is also the advisor to Hotel Investors pursuant to a separate advisory agreement. However, in no event will the Company pay the Advisor fees, including the Company's pro rata portion of Hotel Investors' advisory fees, in excess of amounts payable under its Advisory Agreement. The Advisor entered into separate purchase agreements for each of the eight Hotels, which agreements include customary closing conditions, including inspection of and due diligence on the completed Properties. The aggregate purchase price of all eight Hotels, once the remaining Hotel under construction is acquired, will be approximately $184 million, excluding closing costs.

         In order to fund these purchases, Five Arrows committed to make an investment of up to $50.9 million in Hotel Investors. The Company committed to make an investment of up to $40 million in Hotel Investors, which investment has been and will be made through its wholly owned subsidiary, CNL Hospitality
Partners, LP. Hotel Investors expected to fund the remaining amount of approximately $96.6 million (including closing costs) with permanent financing from Jefferson-Pilot Life Insurance Company consisting of eight separate loans, collateralized by the Hotel Investors Loan.

         In return for their respective funding commitments, Five Arrows received a 51% common stock interest and Hospitality Partners, LP received a 49% common stock interest in Hotel Investors. As funds are continually advanced to Hotel Investors, Five Arrows will receive up to 50,886 shares of Class A Preferred Stock, and CNL Hospitality Partners, LP will receive up to 39,982 shares of Class B Preferred Stock. The Class A Preferred Stock is exchangeable upon demand into Common Stock of the Company, as determined pursuant to a predetermined formula that is intended to make the conversion not dilutive to funds from operations (based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts which means net earnings determined in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures) per share of the Company's common stock.

         On February 25, 1999, Hotel Investors purchased the four Initial Hotels for an aggregate purchase price of approximately $90 million and paid $10 million as a deposit on the four remaining Hotels. The Initial Hotels are the Courtyard by Marriott located in Plano, Texas, the Marriott Suites located in Dallas, Texas, the Residence Inn by Marriott located in Las Vegas, Nevada and the Residence Inn by Marriott located in Plano, Texas. On June 16, 1999, Hotel Investors purchased three additional hotels of the eight Hotels (the "Additional Hotels") for an aggregate purchase price of approximately $77 million. The Additional Hotels are the Courtyard by Marriott located in Scottsdale, Arizona, the Courtyard by Marriott located in Seattle, Washington and the Residence Inn by Marriott located in Phoenix, Arizona. Hotel Investors applied $7 million of the $10 million deposit toward the acquisition of the Additional Hotels. As a result of these purchases and the deposit, Five Arrows has funded approximately $48 million of its commitment and purchased 48,337 shares of Hotel Investors' Class A Preferred Stock and the Company has funded approximately $38 million of its commitment to Hotel Investors and purchased 37,979 shares of Hotel Investors' Class B Preferred Stock. Hotel Investors has obtained advances totalling approximately $88 million relating to the Hotel Investors Loan in order to facilitate the acquisition of the Seven Hotels. Hotel Investors intends to use the remaining committed capital contributions from Five Arrows and the Company, and proceeds from the Hotel Investors Loan proportionately to fund the remaining Property acquisition.

         Five Arrows also committed to invest up to $15 million in the Company through the purchase of Common Stock pursuant to the Company's Initial Offering and this offering, the proceeds of which have been and will be used by the Company to fund approximately 38% of its funding commitment to Hotel Investors. As of February 24, 1999, Five Arrows had invested $9,297,056 in the Company. Due to the stock ownership limitations specified in the Company's Articles of Incorporation at the time of Five Arrows' initial investment, $5,612,311 was invested in the Company's Common Stock through the purchase of 590,770 Shares and $3,684,745 was advanced to the Company as a convertible loan, bearing an interest rate of eight percent. Due to additional subscription proceeds received from February 24, 1999 to April 30, 1999, the loan was converted to 387,868 Shares of the Company's Common Stock on April 30, 1999. On June 17, 1999, Five Arrows invested an additional $4,952,566 through the purchase of 521,322 Shares of Common Stock. Therefore, as of June 30, 1999, Five Arrows had invested $14,249,622 of its $15 million commitment in the Company. In addition to the above investments, Five Arrows has purchased a 10% interest in the Advisor. In connection with Five Arrows' commitment to invest $15 million in the Company, the Advisor and certain Affiliates have agreed to waive certain fees otherwise payable to them by the Company.

         Cash flow from operations of Hotel Investors is distributed first to Five Arrows with respect to dividends payable on the Class A Preferred Stock. Such dividends are calculated based on Five Arrows' "special investment amount," or $1,294.78 per share, which represents the sum of its investment in Hotel Investors and its $15 million investment in the Company on a per share basis, adjusted for any distributions received from the Company. Then, cash flow from operations is distributed to the Company with respect to its Class B Preferred Stock. Next, cash flow is distributed to 100 CNL Group, Inc. and subsidiaries' associates who each own one share of Class C preferred stock in Hotel Investors, to provide a quarterly, cumulative, compounded 8% return. All remaining cash flow from operations is distributed pro rata with respect to the interest in the common shares.

         As of August 11, 1999, the Company had initial commitments to acquire, directly or indirectly, four hotel Properties. The acquisition of each of these Properties is subject to the fulfillment of certain conditions. In order to acquire all of these Properties, the Company must obtain additional funds through the receipt of additional offering proceeds and/or advances on the Line of Credit. In connection with three of these agreements, the Company was required by the seller to obtain a letter of credit. The letter of credit was collateralized by a $5,000,000 certificate of deposit. In connection with the letter of credit, the Company incurred $22,500 in closing costs. In connection with the remaining agreement, Hotel Investors was required by the seller to pay a deposit of $3,000,000 which is being held in escrow by the title company. Of this amount, Five Arrows contributed $1,680,000 and the Company contributed $1,320,000. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these Properties will be acquired by the Company.

         As of August 11, 1999, the Company had not entered into any arrangements creating a reasonable probability a Mortgage Loan or Secured Equipment Lease would be funded. The Company is presently negotiating to acquire additional Properties, but as of August 11, 1999, the Company had not acquired any such Properties or entered into any Mortgage Loans.

         The Properties are, and are expected to be, leased on a long-term, triple-net basis, meaning that tenants are generally required to pay all repairs and maintenance, property taxes, insurance and utilities. Rental payments under the leases are expected to exceed the Company's operating expenses. For these reasons, no short-term or long-term liquidity problems associated with operating the Properties are currently anticipated by management.

         Until Properties are acquired, or Mortgage Loans are entered into, Net Offering Proceeds are held in short-term, highly liquid investments, such as demand deposit accounts at commercial banks, certificates of deposit and money market accounts with a less than 30-day maturity date, which management believes to have appropriate safety of principal. This investment strategy provides high liquidity in order to facilitate the Company's use of these funds to acquire Properties at such time as Properties suitable for acquisition are located or to fund Mortgage Loans. At June 30, 1999, the Company had $63,669,254 invested in such short-term investments as compared to $13,228,923 at December 31, 1998. The increase in the amount invested in short-term investments primarily reflects proceeds received from the sale of Shares during the six months ended June 30, 1999, pending investment in Properties or Mortgage Loans. These funds will be used primarily to purchase additional Properties and make Mortgage Loans, to pay Offering Expenses and Acquisition Expenses, Distributions to stockholders and other Company expenses and, in management's discretion, to create cash reserves.

         During the six months ended June 30, 1999 and 1998, Affiliates of the Company incurred on behalf of the Company $1,539,215 and $58,403, respectively, for certain Organizational and Offering Expenses, $418,353 and $20,302,
respectively, for certain Acquisition Expenses and $169,220 and $58,172, respectively, for certain Operating Expenses. As of June 30, 1999 and 1998, the Company owed the Advisor $443,914 and $60,918, respectively, for such amounts, unpaid fees and administrative expenses. The Advisor has agreed to pay or reimburse to the Company all Organizational and Offering Expenses in excess of three percent of gross offering proceeds.

         During the six months ended June 30, 1999 and 1998, the Company generated cash from operations (which includes cash received from tenants, and dividend, interest and other income received, less cash paid for operating expenses) of $2,033,757 and $210,452, respectively. Based on current and anticipated future cash from operations, the Company declared Distributions to its stockholders of $3,052,616 and $257,086 during the six months ended June 30, 1999 and 1998, respectively. In addition, on July 1, 1999 and August 1, 1999, the Company declared Distributions to stockholders of record on July 1, 1999 and August 1, 1999, totalling $964,344 and $1,086,775, respectively ($0.0604 per
Share), payable in September 1999. For the six months ended June 30, 1999 and 1998, approximately 64 percent and 100 percent, respectively, of the Distributions received by stockholders were considered to be ordinary income and for the six months ended June 30, 1999, approximately 36 percent was considered a return of capital for federal income tax purposes. The characterization for tax purposes of Distributions declared for the six months ended June 30, 1999, may not be indicative of actual results for the year ending December 31, 1999. No amounts distributed or to be distributed to the stockholders as of August 11, 1999, were required to be or have been treated by the Company as a return of capital for purposes of calculating the Stockholders' 8% Return on Invested Capital.

         Management believes that the Properties are adequately covered by insurance. In addition, the Advisor has obtained contingent liability coverage for the Company. This insurance policy is intended to reduce the Company's exposure in the unlikely event a tenant's insurance policy lapses or is insufficient to cover a claim relating to a Property.

         The tenants of the Properties owned by the Company, either directly or indirectly through Hotel Investors, have established FF&E Reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the hotel Properties. Funds in the FF&E Reserve have been paid, granted and assigned to the Company, or in the case of the seven Properties owned indirectly, to Hotel Investors. For the six months ended June 30, 1999, revenues relating to the FF&E Reserve of the Properties directly owned by the Company and indirectly owned through Hotel Investors, totalled $126,033 and $59,976, respectively, of which $20,000 is included in receivables as of June 30, 1999. Due to the fact that the Properties are leased on a long term, triple-net basis, management does not believe that other working capital reserves are necessary at this time. Management has the right to cause the Company to maintain additional reserves if, in their discretion, they determine such reserves are required to meet the Company's working capital needs.

         Management is not aware of any material trends, favorable or unfavorable, in either capital resources or the outlook for long-term cash generation, nor does management expect any material changes in the availability and relative cost of such capital resources, other than as referred to in the Prospectus.

         Management expects that the cash to be generated from operations will be adequate to pay Operating Expenses and to make Distributions to stockholders.

RESULTS OF OPERATIONS

         As of June 30, 1999, the Company had acquired nine Properties, either directly or indirectly through Hotel Investors, consisting of land, buildings and equipment, and had entered into a long-term, triple-net lease agreement relating to each of these Properties. The Property leases provide for minimum base annual rental payments ranging from approximately $1,204,000 to $3,691,000, which are payable in monthly installments. The leases also provide that, commencing in the second lease year, the annual base rent required under the terms of the leases will increase. In addition to annual base rent, the tenants pay contingent rent computed as a percentage of gross sales of the Property. The Company's leases also require the establishment of the FF&E Reserves. The FF&E Reserves established for the tenant of the wholly owned Properties at June 30, 1999, are owned by the Company, or in the case of the seven Properties owned indirectly, by Hotel Investors, and have been reported as additional rent.

         During the quarter and six months ended June 30, 1999, the Company earned $748,908 and $1,486,526, respectively, from its two wholly owned Properties, including $13,084 and $24,326, respectively, in contingent rental income. The Company also earned $65,006 and $126,033 in FF&E Reserve income during the quarter and six months ended June 30, 1999, respectively. Because the Company has not yet acquired all of its Properties, revenues for the six months ended June 30, 1999, represent only a portion of revenues which the Company is expected to earn in future periods.

         During the six months ended June 30, 1999, the Company owned and leased seven Properties indirectly through its investment in Hotel Investors, as described above in "Liquidity and Capital Resources." In connection therewith, during the quarter and six months ended June 30, 1999, the Company recorded $658,288 and $900,131, respectively, in dividend income and an equity in loss after deduction of preferred stock dividends of $205,911 and $390,450, respectively, resulting in net earnings of $452,377 and $509,681, respectively, attributable to this investment.

         During the six months ended June 30, 1999 and 1998, the Company also earned $907,739 and $371,159, respectively, in interest income from investments in money market accounts and other short-term, highly liquid investments and other income, of which $614,875 and $232,006 was earned during the quarters ended June 30, 1999 and 1998, respectively. The increase in interest income during the quarter and six months ended June 30, 1999, as compared to the quarter and six months ended June 30, 1998, was primarily attributable to the receipt of subscription proceeds temporarily invested in money market accounts or other short-term, highly liquid investments pending investment in Properties or Mortgage Loans. As Net Offering Proceeds from the Company's Initial Offering and this offering are invested in Properties and used to make Mortgage Loans, the percentage of the Company's total revenues from interest income from investments in money market accounts or other short term, highly liquid investments is expected to decrease.

         Operating Expenses, including interest expense and depreciation and amortization expense, were $1,137,450 and $169,186 for the six months ended June 30, 1999 and 1998, respectively, of which $418,917 and $77,341 were incurred for the quarters ended June 30, 1999 and 1998, respectively. Total operating expenses were greater due to the fact that the Company owned an interest in nine Properties during the six months ended June 30, 1999, as compared to none during the six months ended June 30, 1998. In addition, the Company had a weighted average balance outstanding on its Line of Credit of $3,200,000 during the six months ended June 30, 1999. The Company did not have any borrowings on its Line of Credit during the six months ended June 30, 1998. Operating Expenses, including Asset Management Fees and depreciation and amortization expense, represent only a portion of Operating Expenses which the Company is expected to incur during a full period in which the Company's Properties are operational. The dollar amount of Operating Expenses is expected to increase as the Company acquires additional Properties and invests in Mortgage Loans. However, general and administrative expenses as a percentage of total revenues is expected to decrease as the Company acquires additional Properties and invests in Mortgage Loans.

         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Cost of Start-Up Activities," which is effective for the Company as of January 1, 1999. The adoption of this SOP did not have a material effect on the Company.

         The Company is subject to interest rate risk through outstanding balances on its variable rate Line of Credit. The Company may mitigate this risk by paying down the Line of Credit from offering proceeds should interest rates rise substantially. As of June 30, 1999, the Company had repaid the outstanding balance on the Line of Credit.

Year 2000 Compliance

         The Year 2000 problem concerns the inability of information and non-information technology systems to properly recognize and process date-sensitive information beyond January 1, 2000. The Company does not have any information technology systems or any non-information technology systems other than those located on the Company's Properties described below. The Advisor and Affiliates of the Advisor provide all services requiring the use of information and non-information technology systems pursuant to a management agreement with the Company. The information technology system of the Affiliates of the Advisor consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. The non-information technology systems of the Affiliates of the Advisor are primarily facility related and include building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. The Affiliates of the Advisor have no internally generated programmed software coding to correct, as substantially all of the software utilized by the Advisor and Affiliates is purchased or licensed from external providers. The non-information technology systems located on the Properties owned by the Company are generally the responsibility of the tenant and any repairs or replacements will be paid out of the FF&E Reserve. To the extent that such expenditures are in excess of the amounts available in the FF&E Reserve, the Company will be required to fund such amounts. Rental income will be adjusted upward in accordance with the lease agreements for any such amount paid.

         In early 1998, the Advisor and Affiliates formed a Year 2000 committee (the "Y2K Team") for the purpose of identifying, understanding and addressing the various issues associated with the Year 2000 problems. The Y2K Team consists of members from the Advisor and its Affiliates, including representatives from senior management, information systems, telecommunications, legal, office management, accounting and property management. The Y2K Team's initial step in assessing the Company's Year 2000 ("Y2K") readiness consists of identifying any systems that are date sensitive and, accordingly, could have potential Y2K problems. The Y2K Team is in the process of conducting inspections, interviews and tests to identify which of the systems of the Advisor and Affiliates could have a potential Y2K problem.

         The information system of the Advisor and its Affiliates is comprised of hardware and software applications from mainstream suppliers; accordingly, the Y2K Team is in the process of contacting the respective vendors and manufacturers to verify the Y2K compliance of their products. In addition, the Y2K Team has also requested and is evaluating documentation from other companies with which the Company has a material third party relationship, including the Company's tenants, major vendors, financial institutions and transfer agent. The Company depends on its tenants for rents and cash flows, its financial institutions for availability of cash and financing and its transfer agent to maintain and track investor information. The Y2K Team has also requested and is evaluating documentation from the non-information technology systems providers of the Advisor and Affiliates. Although the Advisor continues to receive positive responses from its third party relationships regarding their Y2K compliance, the Advisor cannot be assured that the tenants, financial institutions, transfer agent, other vendors and non-information technology system providers have adequately considered the impact of the Year 2000. The Advisor is not able to measure the effect on the operations of the Advisor and its Affiliates of any third party's failure to adequately address the impact of the Year 2000.

         The Advisor and its Affiliates have identified and have implemented upgrades for certain hardware equipment. In addition, the Advisor and its Affiliates have identified certain software applications which will require upgrades to become Year 2000 compliant. The Advisor expects all of these upgrades as well as any other necessary remedial measures on the information technology systems used in the business activities and operations of the Company to be completed by September 30, 1999, although, the Advisor cannot be assured that the upgrade solutions provided by the vendors have addressed all possible Year 2000 issues. The Advisor does not expect the aggregate cost of the Year 2000 remedial measures to be material to the results of operations of the Company.

         The Advisor and Affiliates have received certification from the Company's transfer agent of its Y2K compliance. Due to the material relationship of the Company with its transfer agent, the Y2K Team is evaluating the Year 2000 compliance of the systems of the transfer agent and expects to have the evaluation completed by September 30, 1999. Despite the positive response from the transfer agent and the evaluation of the transfer agent's system by the Y2K Team, the Advisor cannot be assured that the transfer agent has addressed all possible Year 2000 issues. In the event that the systems of the transfer agent are not Y2K compliant, the worst case scenario of the Advisor would be that the Advisor would have to allocate resources to internally perform the functions of the transfer agent. The Advisor does not anticipate that the additional cost of these resources would have a material impact on the Company.

         Based upon the progress the Advisor and Affiliates have made in addressing the Year 2000 issues and their plan and timeline to complete the compliance program, the Advisor does not foresee significant risks associated with its Year 2000 compliance at this time. The Advisor plans to address its significant Y2K issues prior to being affected by them; therefore, it has not developed a comprehensive contingency plan. However, if the Advisor identifies significant risks related to its Year 2000 compliance or if its progress deviates from the anticipated timeline, the Advisor will develop contingency plans as deemed necessary at that time.

                              CERTAIN TRANSACTIONS

         The Managing Dealer is entitled to receive Selling Commissions amounting to 7.5% of the total amount raised from the sale of Shares of Common Stock for services in connection with the offering of Shares, a substantial portion of which may be paid as commissions to other broker-dealers. For the years ended December 31, 1998 and 1997, the Company incurred $2,377,026 and $849,405, respectively, of such fees through the Initial Offering, of which $2,200,516 and $792,832, respectively, was paid by the Managing Dealer as commissions to other broker-dealers. In addition, during the period January 1, 1999 through June 17, 1999, the Company incurred $6,904,047 of such fees through the Initial Offering, and during the period June 18, 1999 through August 11, 1999, the Company incurred $2,892,170 of such fees through this offering, the majority of which has been or will be paid as commissions to other broker-dealers.

         In addition, the Managing Dealer is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of Shares, a portion of which may be reallowed to other broker-dealers. For the years ended December 31, 1998 and 1997, the Company incurred $158,468 and $56,627, respectively, of such fees through the Initial Offering, the majority of which were reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid. In addition, during the period January 1, 1999 through June 17, 1999, the Company incurred $460,270 of such fees through the Initial Offering, and during the period June 18, 1999 through August 11, 1999, the Company incurred $192,811 of such fees through this offering, the majority of which were reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid.

         The Advisor is entitled to receive Acquisition Fees for services in identifying the Properties and structuring the terms of the acquisition and leases of the Properties and structuring the terms of the Mortgage Loans equal to 4.5% of the total amount raised from the sale of Shares, loan proceeds from Permanent Financing and amounts outstanding on the Line of Credit, if any, at the time of Listing, but excluding that portion of the Permanent Financing used to finance Secured Equipment Leases. For the years ended December 31, 1998 and 1997, the Company incurred $1,426,216 and $509,643, respectively, of such fees through the Initial Offering. In addition, during the period January 1, 1999 through June 17, 1999, the Company incurred $4,712,413 of such fees through the Initial Offering, and during the period June 18, 1999 through August 11, 1999, the Company incurred $1,735,302 of such fees through this offering.

         The Company and the Advisor have entered into an Advisory Agreement pursuant to which the Advisor will receive a monthly Asset Management Fee of one-twelfth of 0.60% of the Company's Real Estate Asset Value and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month. The Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. During the six months ended June 30, 1999 and the year ended December 31, 1998, the Company incurred $67,436 and $68,114, respectively, of such fees.

         The Company incurs Operating Expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the Advisory Agreement described above, the Advisor is required to reimburse the Company the amount by which the total Operating Expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year"), the greater of 2% of Average Invested Assets or 25% of Net Income (the "Expense Cap"). During the year ended December 31, 1998, the Company's Operating Expenses exceeded the Expense Cap by $92,733; therefore, the Advisor reimbursed the Company such amount in accordance with the Advisory Agreement.

         The Advisor and its Affiliates provide accounting and administrative services to the Company (including accounting and administrative services in connection with the offering of Shares) on a day-to-day basis. In connection with the Initial Offering (and for the period June 18, 1999 through June 30, 1999, in connection with this offering), for the six months ended June 30, 1999, and the years ended December 31, 1998 and 1997, the Company incurred a total of $1,859,388, $644,189 and $192,224, respectively, for these services, $1,709,008, $494,729 and $185,335, respectively, of such costs representing stock issuance costs, $0, $9,084 and $0, respectively, representing acquisition related costs and $150,380, $140,376 and $6,889, respectively, representing general operating and administrative expenses, including costs related to preparing and distributing reports required by the Securities and Exchange Commission.

         All amounts paid by the Company to Affiliates are believed by the Company to be fair and comparable to amounts that would be paid for similar services provided by unaffiliated third parties.


                          PRIOR PERFORMANCE INFORMATION

         The information presented in this section represents the historical experience of certain real estate programs organized by certain officers and directors of the Advisor. Prior public programs have invested only in restaurant properties and have not invested in hotel properties. Investors in the Company should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior public real estate programs. Investors who purchase Shares in the Company will not thereby acquire any ownership interest in any partnerships or corporations to which the following information relates.

         Two Directors of the Company, Robert A. Bourne and James M. Seneff, Jr., individually or with others have served as general partners of 88 and 89 real estate limited partnerships, respectively, including 18 publicly offered CNL Income Fund partnerships, and as directors and officers of two unlisted public REITs. None of these limited partnerships or the unlisted REITs have been audited by the IRS. Of course, there is no guarantee that the Company will not be audited. Based on an analysis of the operating results of the prior programs, Messrs. Bourne and Seneff believe that each of such programs has met or is meeting its principal investment objectives in a timely manner.

         CNL Realty Corporation, which was organized as a Florida corporation in November 1985 and whose sole stockholders are Messrs. Bourne and Seneff, currently serves as the corporate general partner with Messrs. Bourne and Seneff as individual general partners of 18 CNL Income Fund limited partnerships, all of which were organized to invest in fast-food, family-style and in the case of two of the partnerships, casual-dining restaurant properties. In addition, Messrs. Bourne and Seneff currently serve as directors and officers of CNL American Properties Fund, Inc., an unlisted public REIT organized to invest in fast-food, family-style and casual-dining restaurant properties, mortgage loans and secured equipment leases; and CNL Health Care Properties, Inc., an unlisted public REIT organized to invest in health care and seniors' housing facilities. Both of the unlisted public REITs have investment objectives similar to those of the Company. As of June 30, 1999, the 18 partnerships and the two unlisted REITs had raised a total of $1,364,459,571 from a total of 81,097 investors, and had invested in 1,324 fast-food, family-style and casual-dining restaurant properties. Certain additional information relating to the offerings and investment history of the 18 public partnerships and the two unlisted public REITs is set forth below.

                                                                       Number of                   Date 90% of Net
                                                                       Limited                     Proceeds Fully
                          Maximum                                      Partnership                 Invested or
Name of                   Offering                                     Units or Shares             Committed to
Entity                    Amount (1)            Date Closed            Sold                        Investment (2)
------                    ----------            -----------            ----                        --------------

CNL Income                $15,000,000           December 31, 1986      30,000                      December 1986
Fund, Ltd.                (30,000 units)

CNL Income                $25,000,000           August 21, 1987        50,000                      November 1987
Fund II, Ltd.             (50,000 units)

CNL Income                $25,000,000           April 29, 1988         50,000                      June 1988
Fund III, Ltd.            (50,000 units)

CNL Income                $30,000,000           December 6, 1988       60,000                      February 1989
Fund IV, Ltd.             (60,000 units)

CNL Income                $25,000,000           June 7, 1989           50,000                      December 1989
Fund V, Ltd.              (50,000 units)

CNL Income                $35,000,000           January 19, 1990       70,000                      May 1990
Fund VI, Ltd.             (70,000 units)

CNL Income                $30,000,000           August 1, 1990         30,000,000                  January 1991
Fund VII, Ltd.            (30,000,000 units)

CNL Income                $35,000,000           March 7, 1991          35,000,000                  September 1991
Fund VIII, Ltd.           (35,000,000 units)

CNL Income                $35,000,000           September 6, 1991      3,500,000                   November 1991
Fund IX, Ltd.             (3,500,000 units)

CNL Income                $40,000,000           April 22, 1992         4,000,000                   June 1992
Fund X, Ltd.              (4,000,000 units)

CNL Income                $40,000,000           October 8, 1992        4,000,000                   September 1992
Fund XI, Ltd.             (4,000,000 units)

CNL Income                $45,000,000           April 15, 1993         4,500,000                   July 1993
Fund XII, Ltd.            (4,500,000 units)

CNL Income                $40,000,000           September 13, 1993     4,000,000                   August 1993
Fund XIII, Ltd.           (4,000,000 units)

CNL Income                $45,000,000           March 23, 1994         4,500,000                   May 1994
Fund XIV, Ltd.            (4,500,000 units)

CNL Income                $40,000,000           September 22, 1994     4,000,000                   December 1994
Fund XV, Ltd.             (4,000,000 units)

CNL Income                $45,000,000           July 18, 1995          4,500,000                   August 1995
Fund XVI, Ltd.            (4,500,000 units)







                                                                       Number of                   Date 90% of Net
                                                                       Limited                     Proceeds Fully
                          Maximum                                      Partnership                 Invested or
Name of                   Offering                                     Units or Shares             Committed to
Entity                    Amount (1)            Date Closed            Sold                        Investment (2)
------                    ----------            -----------            ----                        --------------

CNL Income                $30,000,000           October 10,            3,000,000                  December 1996
Fund XVII, Ltd.           (3,000,000 units)     1996

CNL Income Fund           $35,000,000           February 6, 1998       3,500,000                  December 1997
XVIII, Ltd.               (3,500,000 units)

CNL American              $747,464,413          January 20, 1999 (3)   74,746,441 (3)             February 1999 (3)
Properties Fund, Inc.     (74,746,441 shares)

CNL Health Care           $155,000,000                 (4)                 (4)                          (4)
Properties, Inc.          (15,500,000 shares)



(1) The amount stated includes the exercise by the general partners of each partnership of their option to increase by $5,000,000 the maximum size of the offering of CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd., CNL Income Fund VI, Ltd., CNL Income Fund VIII, Ltd., CNL Income Fund X, Ltd., CNL Income Fund XII, Ltd., CNL Income Fund XIV, Ltd., CNL Income Fund XVI, Ltd. and CNL Income Fund XVIII, Ltd. The number of shares of common stock for CNL American Properties Fund, Inc. ("APF") represents the number of shares prior to a one-for-two reverse stock split, which was effective on June 3, 1999.

(2) For a description of the property acquisitions by these programs, see the table set forth on the following page.

(3) In April 1995, APF commenced an offering of a maximum of 16,500,000 shares of common stock ($165,000,000). On February 6, 1997, the initial offering closed upon receipt of subscriptions totalling $150,591,765 (15,059,177 shares), including $591,765 (59,177 shares) through the reinvestment plan. Following completion of the initial offering on February 6, 1997, APF commenced a subsequent offering (the "1997 Offering ") of up to 27,500,000 shares ($275,000,000) of common stock. On March 2, 1998, the 1997 Offering closed upon receipt of subscriptions totalling $251,872,648 (25,187,265 shares), including $1,872,648 (187,265 shares) through the reinvestment plan. Following completion of the 1997 Offering on March 2, 1998, APF commenced a subsequent offering (the "1998 Offering ") of up to 34,500,000 shares ($345,000,000) of common stock. As of December 31, 1998, APF had received subscriptions totalling $345,000,000 (34,500,000 shares), including $3,107,848 (310,785 shares) through the reinvestment plan, from the 1998 Offering. The 1998 Offering closed in January 1999, upon receipt of the proceeds from the last subscriptions. As of March 31, 1999, net proceeds to APF from its three offerings totalled $670,151,200 and all of such amount had been invested or committed for investment in properties and mortgage loans.

(4) Effective September 18, 1998, CNL Health Care Properties, Inc. commenced an offering of up to 15,500,000 shares ($155,000,000) of common stock. As of June 30, 1999, CNL Health Care Properties, Inc. had not yet acquired any properties.

         As of June 30, 1999, Mr. Seneff and Mr. Bourne, directly or through affiliated entities, also had served as joint general partners of 69 nonpublic real estate limited partnerships. The offerings of all of these 69 nonpublic limited partnerships had terminated as of June 30, 1999. These 69 partnerships raised a total of $185,927,353 from approximately 4,519 investors, and purchased, directly or through participation in a joint venture or limited partnership, interests in a total of 216 projects as of June 30, 1999. These 216 projects consist of 19 apartment projects (comprising 10% of the total amount raised by all 69 partnerships), 13 office buildings (comprising 5% of the total amount raised by all 69 partnerships), 169 fast-food, family-style, or casual-dining restaurant property and business investments (comprising 69% of the total amount raised by all 69 partnerships), one condominium development (comprising 0.5% of the total amount raised by all 69 partnerships), four hotels/motels (comprising 5% of the total amount raised by all 69 partnerships), eight commercial/retail properties (comprising 10% of the total amount raised by all 69 partnerships), and two tracts of undeveloped land (comprising 0.5% of the total amount raised by all 69 partnerships).

         Mr. Bourne also has served, without Mr. Seneff, as a general partner of one additional nonpublic real estate limited partnership program which raised a total of $600,000 from 13 investors and purchased, through participation in a limited partnership, one apartment building located in Georgia with a purchase price of $1,712,000.

         Mr. Seneff also has served, without Mr. Bourne, as a general partner of two additional nonpublic real estate limited partnerships which raised a total of $240,000 from 12 investors and purchased two office buildings with an aggregate purchase price of $928,390. Both of the office buildings are located in Florida.

         Of the 90 real estate limited partnerships whose offerings had closed as of June 30, 1999 (including 18 CNL Income Fund limited partnerships) in which Mr. Seneff and/or Mr. Bourne serve or have served as general partners in the past, 39 invested in restaurant properties leased on a "triple-net" basis, including eight which also invested in franchised restaurant businesses (accounting for approximately 93% of the total amount raised by all 90 real estate limited partnerships).

         The following table sets forth summary information, as of June 30, 1999, regarding property acquisitions by the 18 limited partnerships and the two unlisted REITs.


Name of                 Type of                                            Method of                Type of
Entity                  Property                Location                   Financing                Program
------                  --------                --------                   ---------                -------

CNL Income              22 fast-food or       AL, AZ, CA, FL, GA,          All cash                 Public
Fund, Ltd.              family-style          LA, MD, OK, PA, TX,
                        restaurants           VA, WA

CNL Income              49 fast-food or       AL, AZ, CO, FL, GA,          All cash                 Public
Fund-                                              TN, TX, WA, WY

CNL Income              38 fast-food or       AL, AZ, CA, CO, FL,          All cash                 Public
Fund III, Ltd.          family-style          GA, IA, IL, IN, KS,
                        restaurants           KY, MD, MI, MN, MO,
                                              NC, NE, OK, TX

CNL Income              47 fast-food or       AL, DC, FL, GA, IL,          All cash                 Public
Fund IV, Ltd.           family-style          IN, KS, MA, MD, MI,
                        restaurants           MS, NC, OH, PA, TN,
                                              TX, VA

CNL Income              35 fast-food or       AZ, FL, GA, IL, IN,          All cash                 Public
Fund V, Ltd.            family-style          MI, NH, NY, OH, SC,
                        restaurants           TN, TX, UT, WA

CNL Income              56 fast-food or       AR, AZ, FL, GA, IL,          All cash                 Public
Fund VI, Ltd.           family-style          IN, KS, MA, MI, MN,
                        restaurants           NC, NE, NM, NY, OH,
                                              OK, PA, TN, TX, VA,
                                              WA, WY





Name of                 Type of                                            Method of                Type of
Entity                  Property                Location                   Financing                Program
------                  --------                --------                   ---------                -------

CNL Income              49 fast-food or       AZ, CO, FL, GA, IN,          All cash                 Public
Fund VII, Ltd.          family-style          LA, MI, MN, NC, OH,
                        restaurants           SC, TN, TX, UT, WA

CNL Income              42 fast-food or       AZ, FL, IN, LA, MI,          All cash                 Public
Fund VIII, Ltd.         family-style          MN, NC, NY, OH, TN,
                        restaurants           TX, VA

CNL Income              44 fast-food or       AL, CO, FL, GA, IL,          All cash                 Public
Fund IX, Ltd.           family-style          IN, LA, MI, MN, MS,
                        restaurants           NC, NH, NY, OH, SC,
                                              TN, TX

CNL Income              54 fast-food or       AL, CA, CO, FL, ID,          All cash                 Public
Fund X, Ltd.            family-style          IL, LA, MI, MO, MT,
                        restaurants           NC, NE, NH, NM, NY,
                                              OH, PA, SC, TN, TX,
                                              WA

CNL Income              43 fast-food or       AL, AZ, CA, CO, CT,          All cash                 Public
Fund XI, Ltd.           family-style          FL, KS, LA, MA, MI,
                        restaurants           MS, NC, NH, NM, OH,
                                              OK, PA, SC, TX, VA,
                                              WA

CNL Income              50 fast-food or       AL, AZ, CA, FL, GA,          All cash                 Public
Fund XII, Ltd.          family-style          LA, MO, MS, NC, NM,
                        restaurants           OH, SC, TN, TX, WA

CNL Income              50 fast-food or       AL, AR, AZ, CA, CO,          All cash                 Public
Fund XIII, Ltd.         family-style          FL, GA, IN, KS, LA,
                        restaurants           MD, NC, OH, PA, SC,
                                              TN, TX, VA

CNL Income              65 fast-food or       AL, AZ, CO, FL, GA,          All cash                 Public
Fund XIV, Ltd.          family-style          KS, LA, MN, MO, MS,
                        restaurants           NC, NJ, NV, OH, SC,
                                              TN, TX, VA

CNL Income              55 fast-food or       AL, CA, FL, GA, KS,          All cash                 Public
Fund XV, Ltd.           family-style          KY, MN, MO, MS, NC,
                        restaurants           NJ, NM, OH, OK, PA,
                                              SC, TN, TX, VA





Name of                 Type of                                            Method of                Type of
Entity                  Property                Location                   Financing                Program
------                  --------                --------                   ---------                -------

CNL Income              48 fast-food or       AZ, CA, CO, DC, FL,          All cash                 Public
Fund XVI, Ltd.          family-style          GA, ID, IN, KS, MN,
                        restaurants           MO, NC, NM, NV, OH,
                                              TN, TX, UT, WI

CNL Income              31 fast-food,         CA, FL, GA, IL, IN,          All cash                 Public
Fund XVII, Ltd.         family-style or       MI, NC, NV, OH, SC,
                        casual-dining         TN, TX, WA
                        restaurants

CNL Income              25 fast-food,         AZ, CA, FL, GA, IL,          All cash                 Public
Fund XVIII, Ltd.        family-style or       KY, MD, MN, NC, NV,
                        casual-dining         NY, OH, TN, TX, VA
                        restaurants

CNL American            578 fast-food,        AL, AZ, CA, CO, CT,             (1)                 Public REIT
Properties Fund,        family-style or       DE, FL, GA, IA, ID,
Inc.                    casual-dining         IL, IN, KS, KY, LA,
                        restaurants           MD, MI, MN, MO, MS,
                                              NC, NE, NH, NJ, NM,
                                              NV, NY, OH, OK, OR,
                                              PA, RI, SC, TN, TX,
                                              UT, VA, WA, WI, WV

CNL Health Care                (2)                    (2)                     (2)                 Public REIT
Properties, Inc.



(1) As of March 31, 1999, all of APF's net offering proceeds had been invested or committed for investment in properties and mortgage loans. Since April 1, 1999, APF has used proceeds from its line of credit to acquire and develop properties and to fund mortgage loans and secured equipment leases.

(2) As of June 30, 1999, CNL Health Care Properties, Inc. had not acquired any properties.

         A more detailed description of the acquisitions by real estate limited partnerships and the two unlisted REITs sponsored by Messrs. Bourne and Seneff is set forth in prior performance Table VI, included in Part II of the registration statement filed with the Securities and Exchange Commission for this offering. A copy of Table VI is available to stockholders from the Company upon request, free of charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd., CNL Income Fund V, Ltd., CNL Income Fund VI, Ltd., CNL Income Fund VII, Ltd., CNL Income Fund VIII, Ltd., CNL Income Fund IX, Ltd., CNL Income Fund X, Ltd., CNL Income Fund XI, Ltd., CNL Income Fund XII, Ltd., CNL Income Fund XIII, Ltd., CNL Income Fund XIV, Ltd., CNL Income Fund XV, Ltd., CNL Income Fund XVI, Ltd., CNL Income Fund XVII, Ltd., CNL Income Fund XVIII, Ltd., CNL American Properties Fund, Inc. and CNL Health Care Properties, Inc. as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

         In order to provide potential purchasers of Shares in the Company with information to enable them to evaluate the prior experience of the Messrs. Seneff and Bourne as general partners of real estate limited partnerships and as directors and officers of the two unlisted REITs, including those set forth in the foregoing table, certain financial and other information concerning those limited partnerships and the two unlisted REITs, with investment objectives similar to one or more of the Company's investment objectives, is provided in the Prior Performance Tables included as Appendix C. Information about the previous public partnerships, the offerings of which became fully subscribed between January 1994 and December 1998, is included therein. Potential stockholders are encouraged to examine the Prior Performance Tables attached as Appendix C (in Table III), which include information as to the operating results of these prior partnerships, for more detailed information concerning the experience of Messrs. Seneff and Bourne.


                               DISTRIBUTION POLICY

DISTRIBUTIONS

         The following table reflects total Distributions and Distributions per Share declared and paid by the Company for each month since the Company commenced operations.

                                     Total                   Distributions
Month                            Distributions                 Per Share
-----                            -------------                 ---------

November 1997                     $  10,757                     $0.025000
December 1997                        19,019                      0.025000
January 1998                         28,814                      0.025000
February 1998                        32,915                      0.025000
March 1998                           39,627                      0.025000
April 1998                           46,677                      0.025000
May 1998                             52,688                      0.025000
June 1998                            56,365                      0.025000
July 1998                            99,589                      0.041700
August 1998                         105,708                      0.041700
September 1998                      156,747                      0.058300
October 1998                        167,848                      0.058300
November 1998                       183,302                      0.058300
December 1998                       197,865                      0.058300
January 1999                        251,967                      0.058300
February 1999                       314,928                      0.058300
March 1999                          431,757                      0.058300
April 1999                          554,807                      0.060400
May 1999                            687,916                      0.060400
June 1999                           811,241                      0.060400

         In addition, in July and August 1999, the Company declared Distributions totalling $964,344 and $1,086,775, respectively (each representing $0.0604 per Share). The Company intends to continue to make regular
Distributions to stockholders. The payment of Distributions commenced in December 1997. Distributions will be made to those stockholders who are stockholders as of the record date selected by the Directors. Distributions will be declared monthly during the offering period, declared monthly during any subsequent offering, paid on a quarterly basis during an offering period, and declared and paid quarterly thereafter. The Company is required to distribute annually at least 95% of its real estate investment trust taxable income to maintain its objective of qualifying as a REIT. Generally, income distributed will not be taxable to the Company under federal income tax laws if the Company complies with the provisions relating to qualification as a REIT. If the cash available to the Company is insufficient to pay such Distributions, the

Company may obtain the necessary funds by borrowing, issuing new securities, or selling Assets. These methods of obtaining funds could affect future Distributions by reducing revenues or increasing operating costs. To the extent that Distributions to stockholders exceed earnings and profits, such amounts constitute a return of capital for federal income tax purposes, although such Distributions might not reduce stockholders' aggregate Invested Capital. Distributions in kind shall not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with the terms of the Articles of Incorporation; or distributions of in-kind property as long as the Directors (i) advise each stockholder of the risks associated with direct ownership of the property, (ii) offer each stockholder the election of receiving in-kind property distributions, and (iii) distribute in-kind property only to those stockholders who accept the Directors' offer.

         For the six months ended June 30, 1999, the year ended December 31, 1998, and the period October 15, 1997 (the date operations of the Company commenced) through December 31, 1997, approximately 64%, 76% and 100%, respectively, of the Distributions declared and paid were considered to be ordinary income and for the six months ended June 30, 1999 and the year ended December 31, 1998, approximately 36% and 24%, respectively, were considered a return of capital for federal income tax purposes. Due to the fact that the Company had not yet acquired all of its Properties and was still in the offering stage as of December 31, 1998 and June 30, 1999, the characterization of Distributions for federal income tax purposes is not necessarily considered by management to be representative of the characterization of Distributions in future periods.

         Distributions will be made at the discretion of the Directors, depending primarily on net cash from operations (which includes cash received from tenants except to the extent that such cash represents a return of principal in regard to the lease of a Property consisting of building only, distributions from joint ventures, and interest income from lessees of Equipment and borrowers under Mortgage Loans, less expenses paid) and the general financial condition of the Company, subject to the obligation of the Directors to cause the Company to qualify and remain qualified as a REIT for federal income tax purposes. The Company intends to increase Distributions in accordance with increases in net cash from operations.

                                   APPENDIX B

                              FINANCIAL INFORMATION


                ---------------------------------------------
               |                                             |
               | THE UPDATED PRO FORMA FINANCIAL STATEMENTS | | AND THE UNAUDITED FINANCIAL STATEMENTS OF | | CNL HOSPITALITY PROPERTIES, INC. CONTAINED | | IN THIS ADDENDUM SHOULD BE READ IN | | CONJUNCTION WITH APPENDIX B TO THE ATTACHED |
               | PROSPECTUS, DATED JUNE 4, 1999.             |
               |                                             |
                ---------------------------------------------

                          INDEX TO FINANCIAL STATEMENTS


                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES

                                                                          Page
                                                                          ----

Pro Forma Consolidated Financial Information (unaudited):

    Pro Forma Consolidated Balance Sheet as of June 30, 1999               B-2

    Pro Forma Consolidated Statement of Earnings for the six months
      ended June 30, 1999                                                  B-3

    Pro Forma Consolidated Statement of Earnings for the year ended
      December 31, 1998                                                    B-4

    Notes to Pro Forma Consolidated Financial Statements for the six
      months ended June 30, 1999 and the year ended December 31, 1998      B-5

Updated Unaudited Condensed Consolidated Financial Statements:

    Condensed Consolidated Balance Sheets as of June 30, 1999 and
      December 31, 1998                                                    B-9

    Condensed Consolidated Statements of Earnings for the six
      months ended June 30, 1999 and 1998                                  B-10

    Condensed Consolidated Statements of Stockholders'Equity for
      the six months ended June 30, 1999 and the year ended
      December 31, 1998                                                    B-11

    Condensed Consolidated Statements of Cash Flows for the six
      months ended June 30, 1999 and 1998                                  B-12

    Notes to Condensed Consolidated Financial Statements for the
      six months ended June 30, 1999 and 1998                              B-14

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



         The following Unaudited Pro Forma Consolidated Balance Sheet of CNL Hospitality Properties, Inc. and subsidiaries (the "Company") gives effect to
(i) the receipt of $157,730,394 in gross offering proceeds from the sale of 15,773,039 shares of common stock for the period from inception through June 30, 1999, and the application of such funds to purchase two properties, to invest in an unconsolidated subsidiary which owned seven properties as of June 30, 1999, to redeem 500 shares of common stock pursuant to the Company's redemption plan, and to pay offering expenses, acquisition fees and miscellaneous acquisition expenses, (ii) the receipt of $30,904,507 in gross offering proceeds from the sale of 3,090,451 additional shares for the period July 1, 1999 through August 11, 1999, (iii) the application of such funds to redeem 2,500 shares of common stock pursuant to the Company's redemption plan, and to pay offering expenses, acquisition fees and miscellaneous acquisition expenses, all as reflected in the pro forma adjustments described in the related notes. The Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1999, includes the transactions described in (i) above, from its historical balance sheet, adjusted to give effect to the transactions in (ii) and (iii) above as if they had occurred on June 30, 1999.

         The Unaudited Pro Forma Consolidated Statements of Earnings for the six months ended June 30, 1999 and the year ended December 31, 1998, includes the historical operating results of the properties described in (i) above from the date of their acquisitions plus operating results from (A) the later of (1) the date the property became operational or (2) January 1, 1998, to (B) the earlier of (1) the date the property was acquired by the Company or its unconsolidated subsidiary or (2) to the end of the pro forma period presented.

         This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated. This pro forma financial information should not be viewed as predictive of the Company's financial results or conditions in the future.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1999


                                                                                    Pro Forma
                        ASSETS                                    Historical       Adjustments         Pro Forma
                                                                 -------------     --------------    --------------

Land, buildings and equipment on operating leases,
    less accumulated depreciation of $845,625                     $27,906,924          $    --          $27,906,924
Investment in unconsolidated subsidiary                            39,350,470               --           39,350,470
Cash and cash equivalents                                          63,669,254       25,965,952   (a)     89,635,206
Restricted cash                                                       204,132               --              204,132
Certificate of deposit                                              5,015,822               --            5,015,822
Due from related party                                                 49,085               --               49,085
Receivables                                                            34,412               --               34,412
Dividends receivable                                                  777,324               --              777,324
Loan costs, less accumulated amortization of $71,863                   44,233               --               44,233
Accrued rental income                                                  75,970               --               75,970
Other assets                                                        3,980,239        1,390,703   (a)      5,370,942
                                                               ---------------    -------------       --------------

                                                                 $141,107,865      $27,356,655         $168,464,520
                                                               ===============    =============       ==============

         LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses                              $   51,102          (27,100 ) (a)     $   24,002
Due to related parties                                              1,033,584       (1,025,391 ) (a)          8,193
Security deposits                                                   1,417,500               --            1,417,500
                                                               ---------------    -------------       --------------
       Total liabilities                                            2,502,186       (1,052,491 )          1,449,695
                                                               ---------------    -------------       --------------

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                             --                --                    --
    Excess shares, $.01 par value per share.
       Authorized and unissued 63,000,000 shares                            --                --                    --
    Common stock, $.01 par value per share.
       Authorized 60,000,000 shares; issued 15,793,039
        and outstanding 15,792,539 shares; issued
        18,883,490 and outstanding 18,880,490 shares,
        as adjusted                                                   157,925           30,880   (a)        188,805
    Capital in excess of par value                                139,823,971       28,378,266   (a)    168,202,237
    Accumulated distributions in excess of net earnings            (1,376,217 )             --           (1,376,217 )
                                                               ---------------    -------------       --------------
          Total stockholders' equity                              138,605,679       28,409,146          167,014,825
                                                               ---------------    -------------       --------------

                                                                 $141,107,865      $27,356,655         $168,464,520
                                                               ===============    =============       ==============





                     See accompanying notes to unaudited pro
                    forma consolidated financial statements.




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                         SIX MONTHS ENDED JUNE 30, 1999



                                                                             Pro Forma
                                                       Historical           Adjustments             Pro Forma
                                                       ------------        --------------         --------------

Revenues:
    Rental income from operating
       leases                                            $1,486,526                $   --             $1,486,526
    FF&E Reserve income                                     126,033                    --                126,033
    Dividend income                                         900,131               461,106    (3)       1,361,237
    Interest and other income                               907,739              (201,013 )  (4)         706,726
                                                     ---------------      ----------------       ----------------
                                                          3,420,429               260,093              3,680,522
                                                     ---------------      ----------------       ----------------

Expenses:
    Interest and loan cost amortization                     233,330                    --                233,330
    General operating and
      administrative                                        308,029                    --                308,029
    Professional services                                    29,272                    --                 29,272
    Asset management fees to
       related party                                         67,436                24,392    (7)          91,828
    State taxes                                               5,968                    --                  5,968
    Depreciation and amortization                           493,415                    --                493,415
                                                     ---------------      ----------------       ----------------
                                                          1,137,450                24,392              1,161,842
                                                     ---------------      ----------------       ----------------

Earnings Before Equity in Loss of
    Unconsolidated Subsidiary                             2,282,979               235,701              2,518,680

Equity in Loss of Unconsolidated
    Subsidiary After Deduction of
    Preferred Stock Dividends                              (390,450 )            (140,342 )  (9)        (530,792 )
                                                     ---------------      ----------------       ----------------

Net Earnings                                             $1,892,529             $  95,359             $1,987,888
                                                     ===============      ================       ================

Earnings Per Share of Common  Stock
    (Basic and Diluted) (10)                               $   0.20                                     $   0.21
                                                     ===============                             ================

Weighted Average Number of Shares
    of Common Stock Outstanding (10)                      9,391,870                                    9,449,558
                                                     ===============                             ================








                     See accompanying notes to unaudited pro
                    forma consolidated financial statements.




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1998



                                                                          Pro Forma
                                                   Historical            Adjustments            Pro Forma
                                                  ------------        ----------------       --------------

Revenues:
    Rental income from
       operating leases                             $1,218,500            $1,706,732  (1)        $2,925,232
    FF&E Reserve income                                 98,099               140,000  (2)           238,099
    Dividend income                                         --               423,938  (3)           423,938
    Interest income                                    638,862              (609,975 )(4)            28,887
                                                  -------------      ----------------       ----------------
                                                     1,955,461             1,660,695              3,616,156
                                                  -------------      ----------------       ----------------

Expenses:
    Interest and loan cost amortization                350,322               448,718  (5)           799,040
    General operating and
       administrative                                  167,951                92,733  (6)           260,684
    Professional services                               21,581                    --                 21,581
    Asset management fees to
       related party                                    68,114               106,571  (7)           174,685
    Depreciation and amortization                      388,554               538,125  (8)           926,679
                                                  -------------      ----------------       ----------------
                                                       996,522             1,186,147              2,182,669
                                                  -------------      ----------------       ----------------

Earnings Before Equity in Loss
    of Unconsolidated Subsidiary                       958,939               474,548              1,433,487

Equity in Loss of Unconsolidated
    Subsidiary After Deduction of
    Preferred Stock Dividends                               --               (56,464 )(9)           (56,464 )
                                                  -------------      ----------------       ----------------

Net Earnings                                         $ 958,939             $ 418,084             $1,377,023
                                                  =============      ================       ================

Earnings Per Share of Common Stock
    (Basic and Diluted) (10)                          $   0.40                                     $   0.51
                                                  =============                             ================

Weighted Average Number of Shares of
    Common Stock Outstanding (10)                    2,402,344                                    2,697,355
                                                  =============                             ================







                     See accompanying notes to unaudited pro
                    forma consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998


Unaudited Pro Forma Consolidated Balance Sheet:
-----------------------------------------------

(a) Represents gross proceeds of 30,904,507 from the sale of 3,090,451 shares during the period July 1, 1999 through August 11, 1999, used (i) to pay acquisition fees and costs of $1,580,524 ($189,821 of which was accrued at June 30, 1999), and to pay selling commissions and offering expenses of $3,335,031 which have been netted against stockholders' equity (a total of $862,670 of which was accrued as of June 30, 1999) and (ii) to redeem 2,500 shares of common stock for $23,000, leaving $25,965,952 for future investment.

Unaudited Pro Forma Consolidated Statements of Earnings:
--------------------------------------------------------

(1) Represents adjustment to rental income from operating leases for the properties acquired by the Company as of August 11, 1999, (the "Pro Forma Properties"), for the period commencing (A) the later of (i) the date the Pro Forma Property became operational by the previous owner or
         (ii) January 1, 1998, to (B) the earlier of (i) the date the Pro Forma Property was acquired by the Company or (ii) the end of the pro forma period presented. The following presents the actual date the Pro Forma Properties were acquired or placed in service by the Company as compared to the date the Pro Forma Properties were treated as becoming operational as a rental property for purposes of the Pro Forma Consolidated Statements of Earnings.

                                                                 Date Pro Forma
                                                 Date Placed     Property Became
                                                 in Service      Operational as
                                               By the Company    Rental Property
                                               --------------    ---------------
            Residence Inn Buckhead (Lenox
              Park) in Atlanta, GA              July 31, 1998    January 1, 1998
            Residence Inn Gwinnett Place
              in Duluth, GA                     July 31, 1998    January 1, 1998

         Generally, the leases provide for the payment of percentage rent in addition to base rental income. However, due to the fact that no percentage rent was due under the leases for the Pro Forma Properties during the portion of 1998 that the Company held the properties, no pro forma adjustment was made for percentage rental income for the year ended December 31, 1998.

(2) Represents reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the Pro Forma Properties (the "FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve will be paid, granted and assigned to the Company as additional rent. In connection therewith, FF&E Reserve income was earned at approximately $10,000 per month, per Pro Forma Property.

(3) Represents adjustment to dividend income earned on the Company's $37,978,272 investment at June 30, 1999, in the 9.76% Class B cumulative preferred stock of the unconsolidated subsidiary, for the period commencing (A) the later of (i) the date the properties owned by the unconsolidated subsidiary became operational by the previous owner or (ii) January 1, 1998, to (B) the earlier of (i) the date the properties owned by the unconsolidated subsidiary were acquired or (ii) the end of the pro forma period presented. The cash from the Company's investment, along with loan proceeds and funds from an institutional investor were used to purchase seven hotel properties which were operational prior to the Company's investment in the unconsolidated subsidiary. The following presents the actual date the unconsolidated subsidiary

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                             STATEMENTS - CONTINUED
                   FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
--------------------------------------------------------------------

         properties were acquired or placed in service by the unconsolidated subsidiary as compared to the date the unconsolidated subsidiary's properties were treated as becoming operational for purposes of the Pro Forma Consolidated Statements of Earnings:

                                                                        Pro forma
                                                                   Date Unconsolidated
                                               Date Placed             Subsidiary
                                               in Service           Properties Became
                                                 By the              Operational as
                                        Unconsolidated Subsidiary    Rental Property
                                        -------------------------    ---------------

           Residence Inn Las Vegas, NV      February 25, 1999         October 1, 1998
           Residence Inn Plano, TX          February 25, 1999         October 12, 1998
           Marriott Suites Dallas, TX       February 25, 1999         November 11, 1998
           Courtyard Plano, TX              February 25, 1999         December 23, 1998
           Residence Inn Phoenix, AZ        June 16, 1999             May 14, 1999
           Courtyard Scottsdale, AZ         June 16, 1999             May 21, 1999
           Courtyard Seattle, WA            June 16, 1999             May 22, 1999

(4) Represents adjustment to interest income due to the decrease in the amount of cash available for investment in interest bearing accounts during the periods commencing (A) the later of (i) the dates the Pro Forma Properties and the unconsolidated subsidiary's properties became operational by the previous owners or (ii) January 1, 1998, through (B) the earlier of (i) the actual date the Pro Forma Properties and the unconsolidated subsidiary's properties were acquired or (ii) the end of the pro forma period presented, as described in Note (1) and Note (3) above. The estimated pro forma adjustment is based upon the fact that interest income from interest bearing accounts was earned at a rate of approximately four percent per annum by the Company during the year ended December 31, 1998 and the six months ended June 30, 1999.

(5) Represents adjustment to interest expense incurred at a rate ranging from 8.05% to 8.8% per annum in connection with the assumed borrowings from the line of credit of $8,600,000 on January 1, 1998 for the period January 1, 1998 through July 31, 1998. Also represents amortization of the loan origination fee of $43,000 (.5% on the $8,600,000 from borrowings on the line of credit) and $19,149 of other miscellaneous closing costs, amortized under the straight-line method over a period of five years.

(6) The Company has incurred operating expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the advisory agreement, CNL Hospitality Advisors, Inc. (the "Advisor") is required to reimburse the Company the amount by which the total operating expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters the greater of two percent of average invested assets or 25 percent of net income (the "Expense Cap"). During the year ended December 31, 1998, the Company's operating expenses exceeded the Expense Cap by $92,733; therefore, the Advisor reimbursed the Company such amount in accordance with the advisory agreement. However, as a result of the increase in pro forma earnings for the year ended December 31, 1998, the Company's operating expenses no longer exceeded the Expense Cap. Therefore, this reimbursement was reversed for pro forma purposes.

(7) Represents increase in asset management fees relating to the Pro Forma Properties and the investment in unconsolidated subsidiary for the period commencing (A) the later of (i) the date the Pro Forma Properties and the unconsolidated subsidiary's properties became operational by the previous owners or (ii) January 1, 1998, through (B) the earlier of (i) the date the Pro Forma Properties and the unconsolidated subsidiary's

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                             STATEMENTS - CONTINUED
                   FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
--------------------------------------------------------------------

         properties were acquired or (ii) the end of the pro forma period presented, as described in Notes (1) and (3) above. Asset management fees are equal to 0.60% per year of the Company's Real Estate Asset Value, including the investment in the unconsolidated subsidiary, as defined in the Company's prospectus.

(8) Represents incremental increase in depreciation expense of the building and the furniture, fixture and equipment ("FF&E") portions of the Pro Forma Properties accounted for as operating leases using the straight-line method. The buildings and FF&E are depreciated over useful lives of 40 and seven years, respectively.

(9) Represents adjustment to equity in loss of unconsolidated subsidiary for the period commencing (A) the date the unconsolidated subsidiary's properties became operational by the previous owner, through (B) the earlier of (i) the date the properties were acquired by the unconsolidated subsidiary or (ii) the end of the pro forma period presented, as described in Note (3) above. The following represents the Company's share of pro forma net earnings or loss after deduction of preferred stock dividends declared for the pro forma period ending:

                                                                 June 30,           December 30,
                                                                   1999                 1998
                                                              ------------          ------------

            Unconsolidated Subsidiary Pro Forma
              Earnings Before Preferred Stock Dividends       $ 1,744,374              $ 752,368
            8% Class A Cumulative Preferred Stock
                Dividends (institutional investor)             (1,462,385)              (442,261)
            9.76% Class B Cumulative Preferred Stock
                Dividends (the Company)                        (1,361,237)              (423,938)
            8% Class C Cumulative Preferred Stock
                Dividends (other investors)                        (4,000)                (1,402)
                                                             -------------            ----------
            Pro Forma Net Loss of Unconsolidated Subsidiary
                After Preferred Stock Dividends               $(1,083,248)             $(115,233)
                                                             =============            ==========

            The Company's 49% Interest in the Pro Forma
                Loss of the Unconsolidated Subsidiary         $  (530,792)             $ (56,464)
                                                             =============            ==========

(10) Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the six months ended June 30, 1999 and the year ended December 31, 1998.

         As a result of the two Pro Forma Properties being treated in the Pro Forma Consolidated Statements of Earnings as operational since January 1, 1998, the Company assumed approximately 2,206,573 shares of common stock were sold, and the net offering proceeds were available for purchase of these properties. Due to the fact that approximately 1,929,115, of these shares of common stock were actually sold subsequently, during the period January 1, 1998 through May 21, 1998, the weighted average number of shares outstanding for the pro forma period was adjusted.

         In addition, as a result of the investment in the unconsolidated subsidiary being treated in the Pro Forma Consolidated Statements of Earnings as invested pro rata beginning on October 1, 1998 (the date the first property became operational), the Company assumed additional shares of common stock were sold and net offering proceeds were available for investment during the period October 1, 1998 through December 31,

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                             STATEMENTS - CONTINUED
                   FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
--------------------------------------------------------------------

         1998 and the period January 1, 1999 through January 26, 1999. Due to the fact that approximately 857,020 of these shares of common stock were actually sold during the six months ended June 30, 1999, the weighted average number of shares outstanding for the pro forma period was adjusted. Pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, as adjusted, during the six months ended June 30, 1999 and the year ended December 31, 1998.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS



                                                                         June 30,             December 31,
                                                                          1999                    1998
                                                                      --------------         ----------------

                   ASSETS

Land, buildings and equipment on operating leases,
    less accumulated depreciation of $845,625 and
    $384,166, respectively                                             $27,906,924               $ 28,368,383
Investment in unconsolidated subsidiary                                 39,350,470                         --
Cash and cash equivalents                                               63,669,254                 13,228,923
Restricted cash                                                            204,132                     82,407
Certificate of deposit                                                   5,015,822                  5,016,575
Due from related party                                                      49,085                         --
Receivables                                                                 34,412                     28,257
Dividends receivable                                                       777,324                         --
Organization costs, less accumulated amortization of
    $24,973 and $5,221, respectively                                            --                     19,752
Loan costs, less accumulated amortization of $71,863
    and $12,980, respectively                                               44,233                     78,282
Accrued rental income                                                       75,970                     44,160
Other assets                                                             3,980,239                  1,989,951
                                                                   ----------------         ------------------

                                                                      $141,107,865               $ 48,856,690
                                                                   ================         ==================

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Line of credit                                                             $    --                $ 9,600,000
Interest payable                                                                --                     66,547
Accounts payable and accrued expenses                                       51,102                    337,215
Due to related parties                                                   1,033,584                    318,937
Security deposits                                                        1,417,500                  1,417,500
                                                                   ----------------         ------------------
                 Total liabilities                                       2,502,186                 11,740,199
                                                                   ----------------         ------------------

Commitments and contingencies (Note 12)

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                                --                         --
    Excess shares, $.01 par value per share.
       Authorized and unissued 63,000,000 shares                               --                         --
    Common stock, $.01 par value per share.
       Authorized 60,000,000 shares, issued 15,793,039
       and 4,321,908 shares, respectively, and outstanding
       15,792,539 and 4,321,908 shares, respectively                       157,925                     43,219
    Capital in excess of par value                                     139,823,971                 37,289,402
    Accumulated distributions in excess of net earnings                 (1,376,217 )                 (216,130 )
                                                                   ----------------         ------------------
                 Total stockholders' equity                            138,605,679                 37,116,491
                                                                   ----------------         ------------------

                                                                      $141,107,865               $ 48,856,690
                                                                   ================         ==================





                See accompanying notes to condensed consolidated
                             financial statements.




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS


                                                      Quarter Ended                           Six Months Ended
                                                        June 30,                                  June 30,
                                               1999                  1998                 1999                1998
                                           --------------       ---------------       -------------        ------------

Revenues:
    Rental income from operating
       leases                                  $ 748,908              $   --           $1,486,526               $  --
    FF&E Reserve income                           65,006                  --              126,033                  --
    Dividend income                              658,288                  --              900,131                  --
    Interest and other income                    614,875             232,006              907,739             371,159
                                          ---------------     ---------------       --------------      --------------
                                               2,087,077             232,006            3,420,429             371,159
                                          ---------------     ---------------       --------------      --------------

Expenses:
    Interest and loan cost amortization           32,757                  --              233,330                  --
    General operating and
       administrative                            119,973              61,263              308,029             146,656
    Professional services                          8,066              15,078               29,272              20,530
    Asset management fees to
       related party                              17,871                  --               67,436                  --
    State taxes                                      593                  --                5,968                  --
    Depreciation and amortization                239,657               1,000              493,415               2,000
                                          ---------------     ---------------       --------------      --------------
                                                 418,917              77,341            1,137,450             169,186
                                          ---------------     ---------------       --------------      --------------

Earnings Before Equity in Loss of
    Unconsolidated Subsidiary                  1,668,160             154,665            2,282,979             201,973

Equity in Loss of Unconsolidated
    Subsidiary After Deduction of
    Preferred Stock Dividends                   (205,911 )                --             (390,450 )                --
                                          ---------------     ---------------       --------------      --------------

Net Earnings                                  $1,462,249           $ 154,665           $1,892,529           $ 201,973
                                          ===============     ===============       ==============      ==============

Earnings Per Share of Common Stock
    (Basic and Diluted)                         $   0.12            $   0.07             $   0.20            $   0.11
                                          ===============     ===============       ==============      ==============

Weighted Average Number of Shares
    of Common Stock Outstanding               12,330,853           2,162,300            9,391,870           1,820,362
                                          ===============     ===============       ==============      ==============








                See accompanying notes to condensed consolidated
                              financial statements.



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
              EQUITY Six Months Ended June 30, 1999 and Year Ended
                                December 31, 1998


                                                                                          Accumulated
                                               Common stock                              distributions
                                        ---------------------------     Capital in         in excess
                                          Number           Par           excess of           of net
                                        of Shares         value          par value          earnings           Total
                                        -----------     -----------     -------------    ---------------    ------------

Balance at December 31, 1997             1,152,540         $ 11,525      $ 9,229,316          $  (6,924 )     $ 9,233,917

Subscriptions received for common
    stock through public offering
    and distribution reinvestment
    plan                                 3,169,368           31,694       31,661,984                 --        31,693,678

Stock issuance costs                            --               --       (3,601,898 )               --        (3,601,898)

Net earnings                                    --               --               --            958,939           958,939

Distributions declared and paid
    ($0.46 per share)                           --               --               --         (1,168,145 )      (1,168,145)
                                       ------------     ------------   --------------    ---------------   --------------

Balance at December 31, 1998             4,321,908           43,219       37,289,402           (216,130 )      37,116,491

Gross Proceeds from subscriptions
for
    common stock through public
    offerings and distribution          11,471,131          114,711      114,596,604                 --      114,711,315
    reinvestment plan

Retirement of common stock                    (500 )             (5 )         (4,595 )               --            (4,600)

Stock issuance costs                            --               --      (12,057,440 )               --       (12,057,440)

Net earnings                                    --               --               --          1,892,529         1,892,529

Distributions declared and paid
    ($0.36 per share)                           --               --               --         (3,052,616 )      (3,052,616)
                                       ------------     ------------   --------------    ---------------   --------------

Balance at June 30, 1999                15,792,539         $157,925     $139,823,971        $(1,376,217 )    $138,605,679
                                       ============     ============   ==============    ===============   ==============







                See accompanying notes to condensed consolidated
                             financial statements.




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                   Six Months Ended
                                                                                       June 30,
                                                                             1999                   1998
                                                                        ---------------        ----------------

Increase (Decrease) in Cash and Cash Equivalents:

    Net Cash Provided by Operating Activities                               $2,033,757               $ 210,452
                                                                      -----------------       -----------------

    Cash Flows from Investing Activities:
       Investment in unconsolidated subsidiary                             (37,172,643 )                    --
       Investment in certificates of deposit                                        --              (1,500,000 )
       Increase in restricted cash                                            (121,725 )                    --
       Increase in other assets                                             (4,509,931 )              (633,866 )
                                                                      -----------------       -----------------
          Net cash used in investing activities                            (41,804,299 )            (2,133,866 )
                                                                      -----------------       -----------------

    Cash Flows from Financing Activities:
       Reimbursement of acquisition and stock
         issuance costs paid by related parties
         on behalf of the Company                                           (1,914,280 )               (70,150 )
       Payment on line of credit                                            (9,600,000 )                    --
           Increase in loan costs                                              (24,834 )                    --
       Subscriptions received from stockholders                            114,711,315              12,252,880
       Retirement of shares of common stock                                     (4,600 )                    --
       Distributions to stockholders                                        (3,052,616 )              (257,086 )
       Payment of stock issuance costs                                      (9,919,083 )            (1,213,762 )
       Other                                                                    14,971                  (2,500 )
                                                                      -----------------       -----------------
               Net cash provided by financing activities                    90,210,873              10,709,382
                                                                      -----------------       -----------------

Net Increase in Cash and Cash Equivalents                                   50,440,331               8,785,968

Cash and Cash Equivalents at Beginning of Period                            13,228,923               8,869,838
                                                                      -----------------       -----------------

Cash and Cash Equivalents at End of Period                                $ 63,669,254            $ 17,655,806
                                                                      =================       =================





                See accompanying notes to condensed consolidated
                              financial statements.




                                         CNL HOSPITALITY PROPERTIES, INC.
                                                 AND SUBSIDIARIES
                            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED


                                                                           Six Months Ended
                                                                               June 30,
                                                                     1999                   1998
                                                                ---------------        ----------------

Supplemental Schedule of Non-Cash Investing and
    Financing Activities:

      Related parties  paid  certain  acquisition
         and stock  issuance  costs on
         behalf of the Company as follows:
             Acquisition costs                                       $ 418,353              $  20,302
             Stock issuance costs                                    1,539,215                 58,403
                                                              -----------------       ----------------

                                                                   $ 1,957,568              $  78,705
                                                              =================       ================











                See accompanying notes to condensed consolidated
                              financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                STATEMENTS Quarters and Six Months Ended June 30,
                                  1999 and 1998


1.       Organization and Nature of Business:

         CNL Hospitality Properties, Inc. was organized in Maryland on June 12, 1996. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are wholly owned subsidiaries of CNL Hospitality Properties, Inc., organized in Delaware in June 1998. CNL Hospitality Partners, LP is a Delaware limited partnership formed in June 1998. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are the general and limited partner, respectively, of CNL Hospitality Partners, LP. The term "Company" includes, unless the context otherwise requires, CNL Hospitality Properties, Inc., CNL Hospitality Partners, LP, CNL Hospitality GP Corp. and CNL Hospitality LP Corp.

         The Company was formed primarily to acquire properties (the "Properties") located across the United States to be leased on a long-term, "triple-net" basis. The Company intends to invest the proceeds from its public offering, after deducting offering expenses, in hotel Properties to be leased to operators of national and regional limited service, extended stay and full service hotel chains (the "Hotel Chains"). The Company may also provide mortgage financing (the "Mortgage Loans") and furniture, fixture and equipment financing ("Secured Equipment Leases") to operators of Hotel Chains.

2.       Basis of Presentation:

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of the management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the financial statements, have been derived from audited financial statements as of that date.

         These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 1998.

         The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, CNL Hospitality Properties, Inc., and its wholly owned subsidiaries, CNL Hospitality GP Corp. and CNL Hospitality LP Corp., as well as the accounts of CNL Hospitality Partners, LP. All significant intercompany balances and transactions have been eliminated. The Company accounts for its 49% interest in the common stock of CNL Hotel Investors, Inc. using the equity method and accounts for its preferred stock investment in CNL Hotel Investors, Inc. using the cost method.

         Certain items in the prior year's financial statements have been reclassified to conform with the 1999 presentation. These
         reclassifications   had  no  effect  on  stockholders'  equity  or  net
         earnings.

         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," which became effective for the Company as of January 1, 1999. The adoption of this SOP did not have a material effect on the Company.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -
                CONTINUED Quarters and Six Months Ended June 30,
                                  1999 and 1998


3.       Public Offerings:

         On June 17, 1999, the Company completed its offering of 16,500,000 shares of common stock ($165,000,000) (the "Initial Offering"), which included 1,500,000 shares ($15,000,000) available only to stockholders who elected to participate in the Company's reinvestment plan. Following the completion of the Initial Offering, the Company commenced an offering of up to 27,500,000 additional shares of common stock ($275,000,000) (the "1999 Offering"). Of the 27,500,000 shares of common stock to be offered, 2,500,000 will be available only to stockholders purchasing shares through the reinvestment plan. The price per share and the other terms of the 1999 Offering, including the percentage of gross proceeds payable (i) to the managing dealer for selling commissions and expenses in connection with the offering and
         (ii) to CNL Hospitality Advisors, Inc. (the "Advisor") for acquisition fees, are substantially the same as those for the Company's Initial
         Offerin                        n
         Offering to purchase additional Properties and, to a lesser extent, make Mortgage Loans.

4.       Investment in Unconsolidated Subsidiary:

         In February 1999, the Company executed a series of agreements with Five Arrows Realty Securities II L.L.C. ("Five Arrows") pursuant to which the Company and Five Arrows formed a jointly owned real estate investment trust, CNL Hotel Investors, Inc. ("Hotel Investors"), for the purpose of acquiring up to eight hotel Properties from various sellers affiliated with Western International (the "Hotels"). At the time the agreement was entered into, the eight Hotels (four as Courtyard(R) by Marriott(R) hotels, three as Residence Inn(R) by Marriott(R) hotels, and one as a Marriott Suites(R)) were either newly constructed or in various stages of completion. The seven Hotels owned by Hotel Investors as of June 30, 1999, and the remaining Hotel to be acquired by Hotel Investors, were or will be acquired after completion of construction.

         The Company's Advisor is also the advisor to Hotel Investors pursuant to a separate advisory agreement. However, in no event will the Company pay the Advisor fees, including the Company's pro rata portion of Hotel Investors' advisory fees, in excess of amounts payable under its advisory agreement. The Advisor entered into separate purchase agreements for each of the eight Hotels, which agreements included customary closing conditions, including inspection of and due diligence on the completed Properties. The aggregate purchase price of all eight Hotels, once acquired, will be approximately $184 million, excluding closing costs.

         In order to fund these purchases, Five Arrows committed to make an investment of up to $50.9 million in Hotel Investors. The Company committed to make an investment of up to $40 million in Hotel Investors through its wholly owned subsidiary, CNL Hospitality Partners, LP. Hotel Investors expected to fund the remaining amount of approximately $96.6 million (including closing costs) with permanent financing from Jefferson-Pilot Life Insurance Company consisting of eight separate loans (the "Hotel Investors Loan"), collateralized by Hotel Investors' interests in the Properties.

         On February 25, 1999, Hotel Investors purchased four of the eight Hotels for an aggregate purchase price of approximately $90 million (the "Initial Hotels") and paid $10 million as a deposit on the four remaining Hotels. The Initial Hotels are the Courtyard by Marriott located in Plano, Texas, the Marriott Suites located in Dallas, Texas, the Residence Inn by Marriott located in Las Vegas, Nevada and the Residence Inn by Marriott located in Plano, Texas. On June 16, 1999, Hotel Investors purchased three additional hotels of the eight Hotels (the "Additional Hotels") for an aggregate purchase price of approximately $77 million. The Additional Hotels are the Courtyard by Marriott

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -
                CONTINUED Quarters and Six Months Ended June 30,
                                  1999 and 1998


4.       Investment in Unconsolidated Subsidiary - Continued:

         located in Scottsdale, Arizona, the Courtyard by Marriott located in Seattle, Washington and the Residence Inn by Marriott located in Phoenix, Arizona. Hotel Investors applied $7 million of the $10 million deposit toward the acquisition of the Additional Hotels. As a result of these purchases and the deposit, Five Arrows has funded approximately $48 million of its commitment and purchased 48,337 shares of Hotel Investors' 8% Class A cumulative, preferred stock ("Class A Preferred Stock") and the Company has funded approximately $38 million of its commitment and purchased 37,979 shares of Hotel Investors' 9.76% Class B cumulative, preferred stock ("Class B Preferred Stock"). Hotel
         Investors has obtained advances totalling approximately $88 million relating to the Hotel Investors Loan in order to facilitate the acquisition of the Initial Hotels and Additional Hotels. Hotel Investors has and intends to use future funds from Five Arrows, the Company and the Hotel Investors Loan proportionately to fund the remaining Property acquisition.

         In return for their respective funding commitments, Five Arrows received a 51% common stock interest and CNL Hospitality Partners, LP received a 49% common stock interest in Hotel Investors. As funds are continually advanced to Hotel Investors, Five Arrows will receive additional shares up to 50,886 shares of Class A Preferred Stock and CNL Hospitality Partners, LP will receive additional shares up to 39,982 shares of Class B Preferred Stock. The Class A Preferred Stock is exchangeable upon demand into common stock of the Company, as determined pursuant to a predetermined formula.

         Five Arrows also committed to invest up to $15 million in the Company through the purchase of common stock pursuant to the Company's Initial Offering and the 1999 Offering, the proceeds of which have been and will be used by the Company to fund approximately 38% of its funding commitment to Hotel Investors. As of February 24, 1999, Five Arrows had invested $9,297,056 in the Company. Due to the stock ownership limitations specified in the Company's Articles of Incorporation at the time of Five Arrows' initial investment, $5,612,311 was invested in the Company's common stock through the purchase of 590,770 shares and $3,684,745 was advanced to the Company as a convertible loan bearing an interest rate of eight percent. Due to additional subscription proceeds received from February 24, 1999 to April 30, 1999, the loan was converted to 387,868 shares of the Company's common stock on April 30, 1999. On June 17, 1999, Five Arrows invested an additional $4,952,566 through the purchase of 521,322 shares of common stock. Therefore, as of June 30, 1999, Five Arrows had invested $14,249,622 of its $15 million commitment in the Company. In addition to the above investments, Five Arrows has purchased a 10% interest in the Advisor. In connection with Five Arrows' commitment to invest $15 million in the Company, the Advisor and certain Affiliates have agreed to waive certain fees otherwise payable to them by the Company.

         Cash flow from operations of Hotel Investors will be distributed first to Five Arrows with respect to dividends payable on the Class A Preferred Stock. Such dividends are calculated based on Five Arrows' "special investment amount," or $1,294.78 per share, which represents the sum of its investment in Hotel Investors and its $15 million investment in the Company on a per share basis, adjusted for any dividends received from the Company. Then, cash flow from operations will be distributed to the Company with respect to its Class B Preferred Stock. Next, cash flow will be distributed to 100 CNL Group, Inc. and subsidiaries' associates who each own one share of Class C preferred stock in Hotel Investors, to provide a quarterly, cumulative, compounded 8% return. All remaining cash flow from operations will be distributed pro rata with respect to the interest in the common shares.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -
                CONTINUED Quarters and Six Months Ended June 30,
                                  1999 and 1998


4.       Investment in Unconsolidated Subsidiary - Continued:

         The following presents condensed financial information for Hotel Investors at June 30, 1999:

                Land, buildings and equipment on operating
                     leases, less accumulated depreciation        $167,512,025
                Cash                                                 3,844,504
                Loan costs, less accumulated amortization              665,993
                Accrued rental income                                   82,523
                Deposits and other assets                            3,024,073
                Liabilities                                         90,712,647
                Redeemable preferred stock - Class A                48,336,090
                Stockholders' equity                                36,080,382
                Revenues                                             3,798,398
                Net earnings                                         1,079,561

         During the quarter and six months ended June 30, 1999, the Company recorded $658,288 and $900,131, respectively, in dividend income and an equity in loss after deduction of preferred stock dividends of $205,911 and $390,450, respectively, resulting in net earnings of $452,377 and $509,681, respectively, attributable to this investment.

5.       Convertible Loan:

         As described above in Note 4, $3,684,745 was advanced to the Company by Five Arrows as a convertible loan, bearing interest at a rate of eight percent per annum payable at the time the loan was converted to shares of common stock. On April 30, 1999, the loan was converted to 387,868 shares of common stock of the Company. In connection therewith, the Company incurred $24,565 and $54,043 in interest expense during the quarter and six months ended June 30, 1999, respectively.

6.       Other Assets:

         Other assets as of June 30, 1999 and December 31, 1998 were $3,980,239 and $1,989,951, respectively, which consisted of acquisition fees and miscellaneous acquisition expenses that will be allocated to future Properties, and other prepaid expenses.

7.       Redemption of Shares:

         In October 1998, the Board of Directors elected to implement the Company's redemption plan. Under the redemption plan, the Company may elect to redeem shares, subject to certain conditions and limitations. During the quarter ended June 30, 1999, 500 shares of common stock were redeemed at $9.20 per share ($4,600) and retired.

8.       Stock Issuance Costs:

         The Company has incurred certain expenses of its offerings of shares, including commissions, marketing support and due diligence expense reimbursement fees, filing fees, legal, accounting, printing and escrow fees, which have been deducted from the gross proceeds of the offerings. Preliminary costs incurred prior to raising capital were advanced by the Advisor. The Advisor has

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -
                CONTINUED Quarters and Six Months Ended June 30,
                                  1999 and 1998


8.       Stock Issuance Costs - Continued:

         agreed to pay all offering expenses (excluding commissions and marketing support and due diligence expense reimbursement fees) which exceed three percent of the gross offering proceeds received from the sale of shares of the Company in connection with the current offering.

         During the six months ended June 30, 1999 and the year ended December 31, 1998, the Company incurred $12,057,440 and $3,606,871, respectively, in organizational and offering costs, including $7,976,937 and $2,535,494, respectively, in commissions and marketing support and due diligence expense reimbursement fees (see Note 10). Of these amounts $12,057,440 and $3,601,898, respectively, have been treated as stock issuance costs and for the year ended December 31, 1998, $4,973 has been treated as organization costs. The stock issuance costs have been charged to stockholders' equity subject to the three percent cap described above.

9.       Distributions:

         For the six months ended June 30, 1999 and 1998, approximately 64 and 100 percent, respectively, of distributions paid to stockholders were considered ordinary income and for the six months ended June 30, 1999, approximately 36 percent was considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to the stockholders for the six months ended June 30, 1999 and 1998 are required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders' 8% return on their invested capital. The characterization for tax purposes of distributions declared for the six months ended June 30, 1999 may not be indicative of the results that may be expected for the year ending December 31, 1999.

10.      Related Party Transactions:

         During the six months ended June 30, 1999 and 1998, the Company incurred $7,478,378 and $918,966, respectively, in selling commissions due to CNL Securities Corp. for services in connection with the offering of shares. A substantial portion of these amounts ($6,978,557 and $857,875, respectively) were or will be paid by CNL Securities Corp. as commissions to other brokers.

         In addition, CNL Securities Corp. is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of shares, a portion of which may be reallowed to other broker-dealers. During the six months ended June 30, 1999 and 1998, the Company incurred $498,559 and $61,264, respectively, of such fees, the majority of which will be reallowed to other broker-dealers and from which all bona fide due diligence expenses will be paid.

         In addition, the Company has agreed to issue and sell soliciting dealer warrants ("Soliciting Dealer Warrants") to CNL Securities Corp., the managing dealer of the Company. The price for each warrant will be $0.0008 and one warrant will be issued for every 25 shares sold by the managing dealer. All or a portion of the Soliciting Dealer Warrants may be reallowed to soliciting dealers with prior written approval from, and in the sole discretion of, the managing dealer, except where prohibited by either federal or state securities laws. The holder of a Soliciting Dealer Warrant will be entitled to purchase one share of common stock from the Company at a price of $12.00 during the five year period commencing with the date the offering begins. No Soliciting Dealer Warrant, however, will be exercisable until one year from the date of issuance.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -
                CONTINUED Quarters and Six Months Ended June 30,
                                  1999 and 1998


10.      Related Party Transactions - Continued:

         The Advisor is entitled to receive acquisition fees for services in finding, negotiating the leases of and acquiring Properties on behalf of the Company equal to 4.5% of gross proceeds, loan proceeds from permanent financing and amounts outstanding on the line of credit, if any, at the time of listing, but excluding that portion of the permanent financing used to finance Secured Equipment Leases. During the six months ended June 30, 1999 and 1998, the Company incurred $5,057,012 and $551,380, respectively, of such fees. Such fees are included in land, buildings and equipment on operating leases, the investment in unconsolidated subsidiary and other assets at June 30, 1999.

         The Company and the Advisor have entered into an advisory agreement pursuant to which the Advisor will receive a monthly asset management fee of one-twelfth of 0.60% of the Company's real estate value and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. During the quarter and six months ended June 30, 1999, the Company incurred $17,871 and $67,436 of such fees, respectively.

         The Advisor and its affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offering of shares), on a day-to-day basis. The expenses incurred for these services were classified as follows for the six months ended June 30:


                                                       1999           1998
                                                   ------------   -----------

                 Stock issuance costs               $1,709,008      $154,337
                 General operating and
                     administrative expenses           150,380        76,082
                                                   ============   ===========
                                                    $1,859,388      $230,419
                                                   ============   ===========

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -
                CONTINUED Quarters and Six Months Ended June 30,
                                  1999 and 1998


10.      Related Party Transactions - Continued:

         The amounts due to related parties consisted of the following at:

                                                    June 30,        December 31,
                                                      1999              1998
                                                 -------------    --------------

             CNL Securities Corp.:
               Commissions                         $ 568,726           $66,063
               Marketing support and due
                 diligence expense
                 reimbursement fee                    20,944             4,404
                                                 -------------    --------------
                                                      589,670            70,467
                                                 -------------    --------------

             The Advisor:
               Expenditures incurred on
                 behalf of the Company and
                 accounting and administrative
                 services                             255,642           110,496
               Acquisition fees                       188,272           137,974
                                                 -------------    --------------
                                                      443,914           248,470
                                                 -------------    --------------
                                                   $1,033,584          $318,937
                                                 =============    ==============

11.      Concentration of Credit Risk:

         Two lessees, STC Leasing Associates, LLC (which operates and leases the two Properties directly owned by the Company) and WI Hotel Leasing, LLC (which leases the seven Properties in which the Company owns an interest through Hotel Investors) each contributed more than ten percent of the Company's total rental income (including the Company's share of total rental income from Hotel Investors) for the six months ended June 30, 1999. In addition, all of the Company's rental income (including the Company's share of rental income from Hotel Investors) was earned from Properties operating as Marriott(R) brand chains. Although the Company intends to acquire Properties located in various states and regions and to carefully screen its tenants in order to reduce risks of default, failure of these lessees or the Marriott brand chains could significantly impact the results of operations of the Company. However, management believes that the risk of such a default is reduced due to the essential or important nature of these Properties for the ongoing operations of the lessees.

         It is expected that the percentage of total rental income contributed by these lessees will decrease as additional Properties are acquired and leased during 1999 and subsequent years.

12.      Commitments and Contingencies:

         As of June 30, 1999, the Company has entered into agreements to acquire, directly or indirectly, four hotel Properties. In connection with three of these agreements, the Company was required by the seller to obtain a letter of credit. The letter of credit was collateralized by a $5,000,000 certificate of deposit. In connection with the letter of credit, the Company incurred $22,500 in closing costs. In connection with the remaining agreement, Hotel Investors was required by the seller to pay a deposit of $3,000,000 which is being held in escrow by the title company. Of this amount, Five Arrows contributed $1,680,000 and the Company contributed $1,320,000.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -
                CONTINUED Quarters and Six Months Ended June 30,
                                  1999 and 1998


12.      Commitments and Contingencies - Continued:

         Pursuant to the purchase agreement in connection with the acquisition of the two Properties directly owned by the Company, the Company may be required to make an additional payment of up to $1 million, contingent upon these Properties achieving certain gross earnings before interest, taxes, depreciation and amortization, as compared to the original purchase price pursuant to a formula during a 36 month period ending July 31, 2001. Rental income will be adjusted upward in accordance with the lease agreements for any such amount paid.

13.      Subsequent Events:

         During the period July 1, 1999 through August 5, 1999, the Company received subscription proceeds for an additional 2,555,549 shares ($25,555,486) of common stock.

         On July 1, 1999 and August 1, 1999, the Company declared distributions totalling $964,344 and $1,086,775, respectively, or $0.0604 per share of common stock, payable in September 1999, to stockholders of record on July 1, 1999 and August 1, 1999, respectively.

         On July 15, 1999, the Company redeemed 2,500 shares of common stock for $23,000 or $9.20 per share.